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                            STOCK PURCHASE AGREEMENT

                          Dated as of November 7, 1996

                                      among

                                  --------------

                                      BUYER:

                         INTERNATIONAL LOGISTICS LIMITED

                                  --------------

                                        AND

                                  --------------


                                     SELLERS:

                               Douglas Cruikshank

                                 Ronald S. Cruse

                                 Steve Hitchcock

                                  Paul D. Smith

                                  --------------


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                               TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     1.1     Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II - PURCHASE AND SALE OF STOCK. . . . . . . . . . . . . . . . . . .  11

     2.1     Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . .  11

ARTICLE III - POST-CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . .  12

     3.1     Post-Closing Adjustment . . . . . . . . . . . . . . . . . . . .  12
     3.2     Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE IV - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     4.1     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.2     Deliveries at Closing . . . . . . . . . . . . . . . . . . . . .  14
     4.3     Other Closing Transactions. . . . . . . . . . . . . . . . . . .  15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SELLERS. . . . . . . . . .  16

     5.1     Organization; Capitalization; Subsidiaries. . . . . . . . . . .  16
     5.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.3     Title to Assets . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.4     Intellectual Property Rights. . . . . . . . . . . . . . . . . .  17
     5.5     Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.6     Contracts and Commitments . . . . . . . . . . . . . . . . . . .  19
     5.7     No Conflict or Violation. . . . . . . . . . . . . . . . . . . .  21
     5.8     Financial Statements. . . . . . . . . . . . . . . . . . . . . .  22
     5.9     Absence of Certain Changes or Events. . . . . . . . . . . . . .  22
     5.10    THIS SECTION INTENTIONALLY OMITTED. . . . . . . . . . . . . . .  24
     5.11    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .  24
     5.12    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.13    Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.14    Permits, Consents and Approvals; Compliance with Law  . . . . .  24
     5.15    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.16    Severance Arrangements. . . . . . . . . . . . . . . . . . . . .  28
     5.17    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     5.18    THIS SECTION INTENTIONALLY OMITTED. . . . . . . . . . . . . . .  28
     5.19    Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     5.20    Customers and Suppliers . . . . . . . . . . . . . . . . . . . .  29
     5.21    Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.22    Environmental Matters . . . . . . . . . . . . . . . . . . . . .  29
     5.23    Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .  30

                                       i

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     5.24    No Brokers or Advisors. . . . . . . . . . . . . . . . . . . . .  32
     5.25    No Other Agreements to Sell the Assets or
             Capital Stock of any Subject Company. . . . . . . . . . . . . .  32
     5.26    Acquisition of Buyer Common Stock . . . . . . . . . . . . . . .  32
     5.27    No SEC Disclosure . . . . . . . . . . . . . . . . . . . . . . .  33
     5.28    Books and Records . . . . . . . . . . . . . . . . . . . . . . .  33
     5.29    No Powers of Attorney . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO
         THE RUSSIAN VENTURES  . . . . . . . . . . . . . . . . . . . . . . .  34

     6.1     Organization and Capitalization . . . . . . . . . . . . . . . .  34
     6.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.3     Contracts and Commitments . . . . . . . . . . . . . . . . . . .  35
     6.4     No Conflict or Violation. . . . . . . . . . . . . . . . . . . .  36
     6.5     Absence of Certain Changes or Events. . . . . . . . . . . . . .  36
     6.6     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.7     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.8     Permits, Consents and Approvals; Compliance with Law  . . . . .  36
     6.9     Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.10    Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.11    Environmental Matters . . . . . . . . . . . . . . . . . . . . .  38
     6.12    No Other Agreements to Sell the Assets or Capital Stock
             of such Subject Company . . . . . . . . . . . . . . . . . . . .  39
     6.13    No Powers of Attorney . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . .  39

     7.1     Organization of Buyer . . . . . . . . . . . . . . . . . . . . .  39
     7.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.3     No Conflict or Violation. . . . . . . . . . . . . . . . . . . .  39
     7.4     Consents and Approvals. . . . . . . . . . . . . . . . . . . . .  40
     7.5     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.6     Issuance of Common Stock. . . . . . . . . . . . . . . . . . . .  40
     7.7     Financial Statements. . . . . . . . . . . . . . . . . . . . . .  40
     7.8     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.9     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.10    Investment. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.11    Equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.12    Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VIII - ACTIONS OF THE SELLERS AND BUYER BEFORE
               AND AFTER THE CLOSING . . . . . . . . . . . . . . . . . . . .  42

     8.1     Further Assurances. . . . . . . . . . . . . . . . . . . . . . .  42
     8.2     Employee Matters. . . . . . . . . . . . . . . . . . . . . . . .  42

                                       ii

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     8.3     THIS SECTION INTENTIONALLY OMITTED. . . . . . . . . . . . . . .  42
     8.4     Excluded Assets and Excluded Liabilities. . . . . . . . . . . .  42
     8.5     Contribution of Sea Bridge Assets . . . . . . . . . . . . . . .  42
     8.6     Dividends and Other Distributions . . . . . . . . . . . . . . .  43
     8.7     Amendment to Charter and Bylaws . . . . . . . . . . . . . . . .  43

ARTICLE IX - ACTIONS BY THE SELLERS AND BUYER AFTER THE CLOSING. . . . . . .  43

     9.1     Books and Records . . . . . . . . . . . . . . . . . . . . . . .  43
     9.2     Survival of Representations, Etc. . . . . . . . . . . . . . . .  44
     9.3     Indemnifications. . . . . . . . . . . . . . . . . . . . . . . .  44
     9.4     Further Actions . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE X - TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  48

     10.1    Tax Indemnification . . . . . . . . . . . . . . . . . . . . . .  48
     10.2    Apportionment . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.3    Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.4    Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.5    Other Matters . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE XI - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  50

     11.1    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     11.2    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     11.3    Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . .  51
     11.4    Entire Agreement; Amendments and Waivers. . . . . . . . . . . .  51
     11.5    Multiple Counterparts . . . . . . . . . . . . . . . . . . . . .  52
     11.6    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     11.7    Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     11.8    Titles. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     11.9    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     11.10   Confidential Information. . . . . . . . . . . . . . . . . . . .  52
     11.11   Burden and Benefit. . . . . . . . . . . . . . . . . . . . . . .  54
     11.12   Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     11.13   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . .  54
     11.14   Reliance on Representations and Warranties. . . . . . . . . . .  54
     11.15   THIS SECTION INTENTIONALLY OMITTED. . . . . . . . . . . . . . .  54
     11.16   Limitation of Liability . . . . . . . . . . . . . . . . . . . .  54
     11.17   Additional Survival . . . . . . . . . . . . . . . . . . . . . .  54

                                      iii

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                                    EXHIBITS

                                                                         Exhibit

   A Registration Rights Agreement  . . . . . . . . . . . . . . . . . . .  A-1

   B Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . .  B-1

   C Form of Employment Agreement . . . . . . . . . . . . . . . . . . . .  C-1

                                        iv

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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT dated as of November 7, 1996 (this "AGREEMENT"), is by and among International Logistics Limited, a Delaware corporation ("BUYER"), and Douglas Cruikshank, Ronald S. Cruse, Steve Hitchcock and Paul D. Smith (each of whom, individually, is a "SELLER," and collectively, are the "SELLERS"). Each of the Target (as defined below) and its Subsidiaries (as defined below) are sometimes referred to herein individually as a "SUBJECT COMPANY" and collectively as the "SUBJECT COMPANIES."

                                    RECITALS

          A. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Target, upon the terms and subject to the conditions contained herein (the "ACQUISITION").

          B. In connection with the Acquisition, the parties desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Acquisition, upon the terms and subject to the conditions contained herein.

          C. In connection with the Acquisition, the Sellers are willing to indemnify Buyer, and Buyer is willing to indemnify the Sellers, against certain losses and liabilities they may incur as a result of the Acquisition, upon the terms and subject to the conditions contained herein.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

          "ACCOUNTING FIRM" shall have the meaning set forth in Section 3.1(a) of this Agreement.

          "ACQUISITION" shall have the meaning set forth in the Recitals to this Agreement.

          "ACTION" shall mean any action, suit, litigation, proceeding, arbitral action or criminal prosecution.

          "AFFILIATE" shall have the meaning set forth in Rule 12(b)(ii) of the Securities Exchange Act of 1934, as amended.

          "ASSETS" shall mean, with respect to any Person, all of such Person's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by such Person or in which such Person has any interest whatsoever, other than the Excluded Assets, including without limitation, any right, title and interest of such Person to the following:

          (a) accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments and prepaid expenses (including, without limitation, any prepaid insurance premiums);

          (b)  cash and cash equivalents;

          (c) all shares of common stock and any other ownership interests of such Person in any of the Subject Companies, the Russian Ventures or Smit-Matrix;

          (d)  all tangible personal property;

          (e)  all Contracts;

          (f)  all Owned Real Property;

          (g)  all Leases;

          (h)  all Leasehold Estates;

          (i)  all Leasehold Improvements;

          (j)  all Fixtures and Equipment;

          (k)  all Books and Records;

          (l)  all Intellectual Property Rights;

          (m)  the Insurance Policies;

          (n)  all sales literature and promotional literature;

          (o) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by such Person on or prior to the Closing Date;

          (p)  all goodwill related to the Business;

          (q)  all Permits; and

          (r)  the Sea Bridge Assets.

          "BOOKS AND RECORDS" shall mean with respect to each Subject Company
(a) all records and lists of such Subject Company pertaining to the Assets,
(b) all records and lists of such Subject Company pertaining to the Business of the Subject Company or customers, suppliers or personnel of the Subject Company, (c) all product, Business and marketing plans of the Subject Company, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by such Subject Company.

          "BUSINESS" shall mean the business conducted by the Subject Companies of providing origin and destination services, freight forwarding, logistics, supply chain management, customs clearing services, transportation and distribution services, together with any ancillary services provided therewith.

          "BUYER" shall mean International Logistics Limited, a Delaware Corporation.

          "BUYER COMMON STOCK" shall have the meaning set forth in Section 2.1(b) of this Agreement.

          "BUYER FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 7.7 of this Agreement.

          "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.3(a) of this Agreement.

          "CASH PORTION" shall have the meaning set forth in Section 2.1(b) of this Agreement.

          "CLAIM" shall have the meaning set forth in Section 9.3(d) of this Agreement.

          "CLAIM NOTICE" shall have the meaning set forth in Section 9.3(d) of this Agreement.

          "CLASS A DIRECTORS" shall have the meaning set forth in Section 8.7 of this Agreement.

          "CLASS B DIRECTORS" shall have the meaning set forth in Section 8.7 of this Agreement.

          "CLOSING" shall have the meaning set forth in Section 4.1 of this Agreement.

          "CLOSING DATE" shall mean (i) November 7, 1996 or (ii) such other date as Buyer and the Sellers shall mutually agree upon.

          "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 3.1(a) of this Agreement.

          "CLOSING FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.1(a) of this Agreement.

          "CLOSING NET WORTH" shall have the meaning set forth in Section 3.1(f) of this Agreement.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 11.10(b) of this Agreement.

          "CONTRACT" shall mean with respect to any Person any agreement, contract, note, evidence of indebtedness, letter of credit, indenture, security or pledge agreement, guarantee, franchise agreement, covenant not to compete, employment agreement, license agreement, instrument or obligation to which such Person is a party or to which any of its Assets are subject, whether oral or written.

          "CORPORATION" shall be used solely for the purpose of Section 5.22 hereof and shall mean (i) the Target and each of its Subsidiaries,
(ii) all partnerships, joint ventures and other entities or organizations in which the Target or any such Subsidiary was at any time or is a partner, joint venturer, member or participant, (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Target or any such Subsidiary or to which the Target or any such Subsidiary has succeeded.

          "COURT ORDER" shall mean any judgment, award, decision, consent decree, injunction, ruling, writ or order of any foreign, federal, state or local court that is binding on any of the Subject Companies or any Seller or the Assets or properties of the Subject Companies.

          "DAMAGES" shall have the meaning set forth in Section 9.3(a) of this Agreement.

          "DEDUCTIBLE" shall have the meaning set forth in Section 9.3(g) of this Agreement.

          "DEFAULT" shall mean (i) a breach of or default under any Contract,
(ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or
(iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

          "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by the Sellers to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Articles V and VI hereof and certain other information called for by Articles V and VI hereof and other provisions of this Agreement. Unless otherwise specified, each reference in Articles V and VI to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 4.3(d) of this Agreement.

          "ENCUMBRANCES" shall mean any valid claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof. For the purposes of this Agreement, Encumbrances shall be deemed to exclude restrictions on transfers of stock pursuant to the Securities Act and applicable state securities laws.

          "ENVIRONMENTAL ASSESSMENTS" shall mean all written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of any Corporation, of all environmental audits or assessments in the possession of any Subject Company or any Seller, or any of their respective professional consultants or advisors, which have been conducted at any Facility or Former Facility within the past five years, either by any such Corporation or any attorney, environmental consultant or engineer engaged for such purpose.

          "ENVIRONMENTAL CONDITIONS" shall mean the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon the Owned Real Property, the Leased Real Property, or other property of the Business and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of any Release as a result of which any Corporation is or, to the knowledge of Sellers, may become liable to any Person or by reason of which the Owned Real Property, the Leased Real Property or any of the Assets may suffer or be subjected to any lien, to the extent it would have a Material Adverse Effect.

          "ENVIRONMENTAL LAWS" shall mean all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, Permits, restrictions and licenses, which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"), California Health & Safety Code (Section 25100 ET SEQ., Section 39000 ET SEQ.), and California Water Code (Section 13000 ET SEQ.), or any other similar foreign, federal, state or local law of similar effect, each as amended.

          "EXCLUDED ASSETS" shall mean the following assets of the Subject Companies which are not to be acquired by Buyer hereunder:

          (a) the vehicles listed in Schedule 1.3 hereto, including any leasehold interest or ownership interest with respect thereto; and

          (b)  the Florida Condominium.

          "EXCLUDED LIABILITIES" shall mean any Liability relating to or arising out of the Excluded Assets, together with accrued interest thereon, including without limitation:

          (a) any loans and Lease obligations (whether capital or operating) associated with or relating to the vehicles listed in Schedule 1.3 hereto; and

          (b)  the Mortgage relating to the Florida Condominium.

          "FACILITIES" shall mean with respect to each Subject Company all of the plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property of such Subject Company, that are identified or listed under such Subject Company's name in Schedule 5.5 attached hereto.

          "FACILITY LEASES" shall mean, with respect to each Subject Company, all of the Leases of Facilities listed under such Subject Company's name in
Schedule 5.5.

          "FINANCIAL STATEMENTS" shall mean (i) the monthly unaudited consolidated Financial Statements of the Target beginning on the Interim Balance Sheet Date through and including the month ended August 31, 1996, (ii) the Interim Financial Statements and (iii) the Year-End Financial Statements.

          "FINANCIAL STATEMENTS DELIVERY DATE" shall have the meaning set forth in Section 3.1(g) of this Agreement.

          "FIXTURES AND EQUIPMENT" shall mean with respect to any Person all of the furniture, fixtures, furnishings, automobiles, tractors, trailers, machinery, equipment and supplies owned by such Person, wherever located and including any such Fixtures and Equipment in the possession of any third party.

          "FLORIDA CONDOMINIUM" shall mean the condominium parcel located at 308 Mainsail Circle, Jupiter, Florida 33477, together with all rights, easements and privileges appertaining or relating thereto, and all buildings, fixtures and improvements located thereon.

          "FOREIGN SUBSIDIARIES" shall mean, collectively, Smit-Matrix, the Russian Ventures and any of their respective subsidiaries or Affiliates which are organized under the laws of a country other than the United States.

          "FORMER FACILITY" shall be used solely for purposes of Section 5.22 hereof and shall mean, with respect to each Corporation, each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was or were owned, leased or operated by such Corporation at any time prior to the date hereof, but excluding any Facilities.

          "FOUNDATION DOCUMENTS" shall have the meaning set forth in Section 6.1(a) of this Agreement.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied. The parties acknowledge and agree, however, that for the purposes of this Agreement, the Target's accounting policies and practices that are set forth in
Schedule 1.4 hereto shall be considered GAAP.

          "HARPER LOAN" shall mean that certain term loan made to the Target by Signet Bank in the outstanding amount of $169,000 for the purpose of repurchasing any stock of the Subject Companies owned by the Harper Group, Inc.

          "HAZARDOUS SUBSTANCE" shall mean any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INSURANCE POLICIES" shall mean the insurance policies relating to the Target or any of its Subsidiaries or the Assets of the Target or any of its Subsidiaries as described in Schedule 5.17 and any insurance policies of such Subject Companies not required to be so listed.

          "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in
Section 5.4 of this Agreement.

          "INTERIM BALANCE SHEET" shall mean the consolidated balance sheet of the Target dated the Interim Balance Sheet Date, prepared in accordance with GAAP, and previously delivered to Buyer and attached hereto as Schedule 1.1.

          "INTERIM BALANCE SHEET DATE" shall mean June 30, 1996.

          "INTERIM FINANCIAL STATEMENTS" shall mean the Interim Balance Sheet and the consolidated statements of operations and income, changes in stockholders' equity and cash flow for each of the Subject Companies for the period ended on the Interim Balance Sheet Date, prepared in accordance with GAAP and previously delivered to Buyer and attached hereto as Schedule 1.2.

          "LEASED REAL PROPERTY" shall mean with respect to each Subject Company all leased property described in the Facility Leases of such Subject Company.

          "LEASEHOLD ESTATES" shall mean with respect to each Subject Company all of such Subject Company's rights as lessee under the Facility Leases of such Subject Company.

          "LEASEHOLD IMPROVEMENTS" shall mean with respect to each Subject Company all of such Subject Company's leasehold improvements situated in or on the Leased Real Property leased under the Facility Leases of such Subject Company.

          "LEASES" shall mean with respect to each Subject Company all of the existing leases with respect to the personal or real property of such Subject Company.

          "LEP TRANSACTIONS" shall mean the purchases by Buyer and an indirect wholly owned subsidiary of Buyer of all of the issued and outstanding capital stock of LEP Profit International, Inc., a Delaware corporation, and LEP International, Inc., a corporation organized under the laws of Canada, respectively, each as of October 31, 1996.

          "LIABILITIES" shall mean any liability, indebtedness, obligation, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured. "LIABILITY" shall have the correlative meaning.

          "LOSSES" shall have the meaning set forth in Section 10.1 of this Agreement.

          "MATERIAL ADVERSE EFFECT" shall mean (i) a material adverse effect or change in (A) when taken as a whole, the condition (financial or otherwise) of or in the Assets, Business, properties, Liabilities, reserves, working capital, earnings, technology, prospects or relations with customers or employees of the Subject Companies, or (B) the right or ability of the Subject Companies to consummate the transactions contemplated hereby, or (ii) any event or condition which would, with the passage of time, constitute a "Material Adverse Effect."

          "MORTGAGES" shall mean with respect to each Subject Company all deeds of trust, mortgages or other Encumbrances securing indebtedness and relating to any of the Owned Real Property of such Subject Company.

          "NET WORTH DEFICIENCY" shall have the meaning set forth in Section 3.1(d) of this Agreement.

          "NET WORTH SURPLUS" shall have the meaning set forth in Section 3.1(e) of this Agreement.

          "OFFERING MEMORANDUM" shall have the meaning set forth in Section 4.2(b)(ii) of this Agreement.

          "OVERLAP PERIOD" shall have the meaning set forth in Section 10.2 of this Agreement.

          "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Business of each of the Subject Companies or the Russian Ventures, as the case may be, consistent with the past practice of such Subject Company or Russian Venture as applicable.

          "OWNED REAL PROPERTY" shall mean with respect to each Subject Company all real property owned in fee by such Subject Company, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures and improvements located thereon and all Facilities thereon, if any.

          "PERMITTED ENCUMBRANCES" shall mean any (i) Encumbrances reflected in the Interim Balance Sheet, (ii) Encumbrances for Taxes assessments or governmental charges or landlords', mechanics', workmen's, materialmans' or other similar liens, in each case not yet due or delinquent or which are being contested in good faith and which, in the aggregate, are not substantial in amount, do not materially detract from the value of the Assets subject thereto or interfere with the present use thereof and which have not arisen other than in the ordinary course of business, (iii) liens or Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business and (iv) Encumbrances of record set forth in Schedule 1.5 hereto.

          "PERMITS" shall mean with respect to any Person all licenses, permits, franchises, approvals, authorizations, consents or orders of any governmental authority, whether foreign, federal, state or local required for conduct or operation of the Business of such Person.

          "PERMITTED DISTRIBUTIONS" shall have the meaning set forth in Section
8.6 of this Agreement.

          "PERSON" shall mean an individual, a partnership, a corporation, a limited liability company, a joint venture, a trust or unincorporated organization or a government entity (or department, agency or political subdivision thereof).

          "PERSONNEL" shall have the meaning set forth in Section 5.9(b) of this Agreement.

          "POST-CLOSING PERIOD" shall mean any Tax period (or portion thereof) that is not a Pre-Closing Period.

          "PRE-CLOSING PERIOD" shall mean any Tax period ending on or prior to the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.1(b) of this Agreement.

          "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in
Section 4.3(b) of this Agreement.

          "REGULATIONS" shall mean any laws, statutes, ordinances, code, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency.

          "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating within the environment or disposing into the environment or the workplace of any Hazardous Substance, and as otherwise defined in any Environmental Law.

          "RETURNS" shall mean all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

          "RUSSIAN VENTURES" shall mean Russian-American Company Matrix-St. Petersburg, a closed joint stock company under the laws of the Russian Federation; Matrix-Almaty, a limited liability company under the laws of the Republic of Kazakhstan; Matrix-Mariupol, a limited liability company under the laws of Ukraine; Matrix International, a commercial organization under the laws of the Azerbaijan Republic; and the other entities listed in Schedule 6.1(b)(1).

          "SHARES" shall have the meaning set forth in Section 2.1(b) of this Agreement.

          "SEA BRIDGE" shall mean Sea Bridge Container Lines, a general partnership.

          "SEA BRIDGE ASSETS" shall mean all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Sea Bridge, including without limitation (a) all records and lists of the Sellers and Sea Bridge pertaining to the Sea Bridge Assets and Sea Bridge, (b) all records and lists pertaining to the business, customers, suppliers or personnel of Sea Bridge, (c) all business and marketing plans of Sea Bridge and
(d) all books, ledgers, files, reports, plans, drawings, operating records and Permits of every kind maintained by Sea Bridge.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.3(b) of this Agreement.

          "SELLERS" shall have the meaning set forth in the forepart of this Agreement.

          "SELLERS' ACCOUNTANT" shall have the meaning set forth in Section 3.1(a) of this Agreement.

          "SMIT-MATRIX" shall mean Whelchel N.V., a company organized under the laws of Curacao, Netherlands Antilles, and its direct and indirect subsidiaries.

          "SMIT-MATRIX STOCK" shall mean the number of issued and outstanding shares of capital stock of Whelchel N.V. owned by the Target as set forth in
Schedule 5.1(b)(ii).

          "STOCKHOLDERS AGREEMENT" shall have the meaning set forth in Section 4.3(c) of this Agreement.

          "SUBJECT COMPANY" shall have the meaning set forth in the forepart of this Agreement.

          "SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with the Target if each corporation other than the last corporation owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors,
(b) any partnership in which any corporation included in (a) above is a general partner, or (c) any partnership or limited liability company in which any corporation included in (a) above possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company, as the case may be. Notwithstanding anything to the contrary herein, none of the Russian Ventures shall be deemed to be a Subsidiary of Target or any Subsidiary of Target for the purposes of this Agreement.

          "TARGET" shall mean Matrix International Logistics, Inc., a Delaware corporation.

          "TARGET STOCK" shall have the meaning set forth in Section 2.1(a) of this Agreement.

          "TAX" or "TAXES" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy, impost, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any governmental authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

          "THIRD PARTY" shall mean any Person who is not a Subject Company, a Subsidiary or a Seller (or one of their respective Affiliates).

          "WARRANT AGREEMENTS" shall mean (i) the Warrant Agreement by and between Buyer and William E. Myers, Jr., dated May 2, 1996; (ii) the Warrant Agreement by and between Buyer and William E. Myers, Jr., dated October 31, 1996; (iii) the Warrant Agreement by and between Buyer and William E. Myers, Jr., dated November 7, 1996; (iv) the Warrant Agreement by and between Buyer and David W.M. Harvey, dated May 2, 1996; (v) the Warrant Agreement by and between Buyer and David W.M. Harvey, dated October 31, 1996; (vi) the Warrant Agreement by and between Buyer and David W.M. Harvey, dated November 7, 1996; (vii) the Warrant Agreement by and between Buyer and Brian E. Sanderson, dated May 2, 1996; (v) the Warrant Agreement by and between Buyer and Brian E. Sanderson, dated October 31, 1996; (vi) the Warrant Agreement by and between Buyer and Brian E. Sanderson, dated November 7, 1996; (vii) the Warrant Agreement by and between Buyer and Kurt Kamm, dated May 2, 1996; (viii) the Warrant Agreement by and between Buyer and William Kidd, dated May 2, 1996; and (ix) the Warrant Agreement by and between Buyer and Edward Mandell, dated May 2, 1996;

          "YEAR-END BALANCE SHEET" shall mean the audited consolidated balance sheet of the Target, dated as of the Year-End Balance Sheet Date, together with notes thereon, prepared in accordance with GAAP.

          "YEAR-END BALANCE SHEET DATE" shall mean December 31, 1995.

          "YEAR-END FINANCIAL STATEMENTS" shall mean the Year-End Balance Sheet and the audited consolidated statements of operations and income, changes in shareholders' equity and cash flow of each of the Target for the periods ending on the Year-End Balance Sheet Date, together with notes thereon, prepared in accordance with GAAP.


                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

          2.1 PURCHASE AND SALE OF STOCK.

          (a) TRANSFER OF STOCK. Upon the terms and subject to the conditions set forth herein, on the Closing Date each of the Sellers shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from such Sellers, all of the outstanding shares of capital stock of the Target (the "TARGET STOCK") in the amounts set forth next to the name of each such Seller in
Schedule 2.1 hereto.

          (b) PURCHASE PRICE. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Target Stock pursuant to
Section 2.1(a) of this Agreement, on the Closing Date Buyer shall pay to the Sellers in accordance with Section 4.3(a) an aggregate of (x) Nineteen Million Two Hundred and Forty-Five Thousand and Twelve Dollars ($19,245,012) (the "CASH PORTION") and (y) ninety-six thousand (96,000) shares of the common stock of Buyer (the "BUYER COMMON STOCK"), with a deemed value of Two Million Eight Hundred and Eighty Thousand Dollars ($2,880,000) (or $30.00 per share) (the "SHARES" and together with the Cash Portion, the "PURCHASE PRICE"). On the Closing Date, Buyer shall deliver to the Sellers (i) the Cash Portion in cash by wire transfer of immediately available funds to the respective bank accounts designated by the Sellers in a writing delivered to Buyer not less than three
(3) business days prior to the Closing and (ii) stock certificates evidencing the Shares. The Purchase Price shall be allocated among the Sellers as set forth in Schedule 2.1 hereto. The Shares shall be entitled to receive the benefits of, and shall be held pursuant to the limitations set forth in, the Registration Rights Agreement and the Stockholders Agreement. The Shares, when delivered by Buyer to the Sellers pursuant to this Section 2.1(b), shall be duly authorized and validly issued, fully paid and nonassessable, and free and clear of any Encumbrances and preemptive rights (other than as provided for in the Stockholders Agreement, the Registration Rights Agreement, the Warrant Agreements, the Employment Agreements, the Amended and Restated Certificate of Incorporation of Buyer and the Restated Bylaws of Buyer).


                                   ARTICLE III

                              POST-CLOSING MATTERS

          3.1  POST-CLOSING ADJUSTMENT.

          (a) As promptly as practicable after the Closing Date (but in no event more than sixty (60) days after the Closing Date), Buyer shall cause the Target to prepare and deliver to the Sellers consolidated financial statements of the Target and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the "CLOSING FINANCIAL STATEMENTS"). Such Closing Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of Buyer (or if Buyer does not have a Chief Financial Officer, the Chief Financial Officer of one of Buyer's subsidiaries (other than the Target or any of its Subsidiaries)) to the effect that the Closing Financial Statements present fairly, in accordance with GAAP, the financial condition of the Target and its Subsidiaries as of the close of business on the Closing Date prior to giving effect to the Acquisition. The balance sheet contained in the Closing Financial Statements shall be referred to herein as the "CLOSING BALANCE SHEET." The Closing Financial Statements will be prepared in accordance with GAAP, applied on a basis consistent with the Interim Financial Statements and the Year-End Financial Statements. The Sellers and a firm of independent public accountants designated by the Sellers (the "SELLERS' ACCOUNTANT") will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Target and its accountants to aid in their review of the Closing Financial Statements. The Closing Financial Statements shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Sections 3.1(b) and 3.1(c) hereof with respect to the Target and its Subsidiaries except to the extent, if any, that the Sellers or the Sellers' Accountant shall have delivered, within sixty (60) days after the date on which the Closing Financial Statements are delivered to Sellers, a written notice to Buyer stating each and every item to which the Sellers takes exception as not being in accordance with GAAP applied on a basis consistent with the Interim Financial Statements and the Year-End Financial Statements or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Sellers is disputed by the Buyer, then Buyer and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and the Sellers shall together choose an independent firm of public accountants of nationally recognized standing (the "ACCOUNTING FIRM") to resolve any remaining disputes. Each of the parties agrees not to select an accounting firm to review disputed items pursuant to this Section 3.1(a) if, at the time of selection, either Buyer, any of the Sellers or the Target or any of its Subsidiaries retains, uses or employs or contemplates retaining such accounting firm, for any engagement having a purpose other than the performance of services pursuant to this Section 3.1(a). The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and Buyer, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 3.1(a). All of the fees and expenses of the Accounting Firm, if any, shall be paid equally by Buyer, on the one hand, and the Sellers, on the other hand; PROVIDED, HOWEVER, that, if the Accounting Firm determines that either party's position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting
Firm in connection with any such determination.

          (b) In the event that there is a Net Worth Deficiency (as defined below) with respect to the Target and its Subsidiaries, the Sellers shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to the Net Worth Deficiency. Any payments required to be made by the Sellers pursuant to this
Section 3.1(b) shall be made within ten (10) days of the Financial Statements Delivery Date (as defined below) by wire transfer of immediately available funds to an account designated by Buyer.

          (c) In the event that there is a Net Worth Surplus (as defined below) with respect to the Target and its Subsidiaries, Buyer shall pay to the Sellers, as an adjustment to the Purchase Price, an amount equal to the Net Worth Surplus. Any payments required to be made by the Buyer pursuant to this Section 3.1(c) shall be made within ten (10) days of the Financial Statements Delivery Date by wire transfer of immediately available funds to the respective accounts designated by the Sellers. The percentage of the Net Worth Surplus allocated to each Seller shall be equal to the percentage of the Purchase Price allocated to such Seller.

          (d) The term "NET WORTH DEFICIENCY" shall mean with respect to the Target and its Subsidiaries the amount, if any, by which the Closing Net Worth of the Target and its Subsidiaries is less than three million six hundred and seventy-one thousand dollars ($3,671,000).

          (e) The term "NET WORTH SURPLUS" shall mean with respect to the Target and its Subsidiaries the amount, if any, by which the Closing Net Worth of the Target and its Subsidiaries exceeds three million six hundred and seventy-one thousand dollars ($3,671,000).

          (f) The term "CLOSING NET WORTH" shall mean, with respect to the Target and its Subsidiaries, the amount by which the total Assets of the Target and its Subsidiaries exceeds the total liabilities other than the Excluded Liabilities of the Target and its Subsidiaries, in each case as set forth on the Closing Balance Sheet; PROVIDED, HOWEVER, that if any change to the Closing Financial Statements is agreed to by Buyer and the Sellers in accordance with
Section 3.1(a) or any dispute between Buyer and the Sellers with respect to the Closing Financial Statements is resolved in accordance with Section 3.1(a), then "CLOSING NET WORTH" shall be calculated after giving effect to any such change or resolution.

          (g) The term "FINANCIAL STATEMENTS DELIVERY DATE" shall mean, with respect to the Target and its Subsidiaries, the date on which the Closing Financial Statements are delivered pursuant to Section 3.1(a); PROVIDED, HOWEVER, that if any change to the Closing Financial Statements is agreed to by Buyer and the Sellers in accordance with Section 3.1(a), then the date on which Buyer and the Sellers agree in writing to such change shall be the Financial Statement Delivery Date; and PROVIDED, FURTHER, that if any dispute with respect to the Closing Financial Statements is resolved in accordance with
Section 3.1(a), then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the "FINANCIAL STATEMENT DELIVERY DATE".

          3.2 INTEREST.  All payments required to be made pursuant to Section
3.1 shall be paid with interest thereon at the rate of eight percent (8.0%) per annum and accruing from the Closing Date to the date of payment.

                                   ARTICLE IV

                                     CLOSING

          4.1 CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "CLOSING") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, IL 60606, unless the parties hereto otherwise agree.

          4.2  DELIVERIES AT CLOSING.

          (a) STOCK CERTIFICATES. At the Closing, each of the Sellers shall deliver to Buyer certificates(s) evidencing that number of shares of Target Stock set forth opposite such Seller's name on Schedule 2.1 (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank).

          (b) BUYER CERTIFICATES. Buyer will furnish the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Sellers, which shall include, but not be limited to:

               (i) A certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (i) a true and complete copy of the Certificate of Incorporation of Buyer, and all amendments thereto certified as of a recent date by the Secretary of State of Delaware, (ii) a true and complete copy of the bylaws of Buyer, (iii) a true and complete copy of the resolutions of the board of directors and, if required by law, the stockholders of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, and (iv) incumbency matters;

               (ii) A certificate of the appropriate Secretary of States certifying the good standing of Buyer in its state of incorporation and all states in which it is qualified to do business; and

               (iii) A certificate acknowledging that Buyer has not relied on the Confidential Memorandum relating to the Business of the Target prepared by Ernst & Young, LLP on behalf of the Target and the Sellers and supplied to Buyer prior to the date hereof (the "OFFERING MEMORANDUM") in consummating the transactions contemplated hereby and that the Sellers are making no representations and warranties with respect to the Offering Memorandum.

          (c) SELLERS' CERTIFICATES. The Sellers will furnish Buyer with such certificates of the Sellers and the officers of the Subject Companies and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer, which shall include, but not be limited to:

               (i) A certificate executed by the Secretary or an Assistant Secretary of each Subject Company certifying as of the Closing Date (i) a true and complete copy of the Certificate of Incorporation of such Subject Company and all amendments thereto, certified as of a recent date by the appropriate Secretary of State, (ii) a true and complete copy of the bylaws of such Subject Company, (iii) a true and complete copy of the resolution of the board of directors and stockholders of such Subject Company authorizing the consummation of the transactions contemplated hereby, and (iv) incumbency matters;

               (ii) A certificate of the appropriate Secretary of State certifying the good standing of each Subject Company in its state of incorporation and all states in which it is qualified to do business;

               (iii) A certificate executed by each of the Sellers acknowledging that the Sellers have not relied on any business plan of Buyer in consummating the transactions contemplated hereby and that Buyer is not making any representations or warranties regarding projections, forecasts or estimates, with respect to the future performance of Buyer; and

               (iv) A certificate of each of the Sellers' non-foreign status, pursuant to Treasury Regulation section 1.1445-2(b)(2).

          (d) OPINION OF BUYER'S COUNSEL. At the Closing, Buyer shall deliver to the Sellers an opinion of Latham & Watkins, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the parties and customary in transactions of the type contemplated by this Agreement.

          (e) OPINION OF SELLERS' COUNSEL. At the Closing, the Sellers shall deliver to Buyer an opinion of Winthrop, Stimson, Putnam & Roberts, special counsel to the Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to the parties and customary in transactions of the type contemplated by this Agreement.

          4.3  OTHER CLOSING TRANSACTIONS.

          (a) PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall deliver to each of the Sellers their respective portions of the Purchase Price as provided in Section 2.1(b).

          (b) REGISTRATION RIGHTS AGREEMENTS. At the Closing, Buyer and the Sellers shall enter into a second amended and restated registration rights agreement, in the form of EXHIBIT A hereto (the "REGISTRATION RIGHTS AGREEMENT").

          (c) STOCKHOLDERS AGREEMENT. At the Closing, Buyer and the Sellers shall enter into a second amended and restated stockholders agreement, in the form of EXHIBIT B hereto (the "STOCKHOLDERS AGREEMENT").

          (d) EMPLOYMENT AGREEMENTS. At the Closing, Buyer shall cause the Target to enter into employment agreements with each of the Sellers, in the form of EXHIBIT C hereto (the "EMPLOYMENT AGREEMENTS").


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

          Each of the Sellers hereby, severally but not jointly, represents and warrants to Buyer that:

          5.1  ORGANIZATION; CAPITALIZATION; SUBSIDIARIES.

          (a)  SUBJECT COMPANIES.

          (i) Each Subject Company is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has full corporate power and authority and has taken all corporate action necessary to conduct its Business as it is presently being conducted and to own, lease and operate its properties and Assets. Except as set forth in
     Schedule 5.1(a), each Subject Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its Business or the ownership (or leasing) of its properties, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate or Articles of Incorporation and Bylaws of each Subject Company and all amendments thereto, heretofore delivered to Buyer, are accurate and complete as of the date hereof.

          (ii) The capitalization of each of the Subject Companies is set forth in Schedule 5.1(a)(ii) hereto. All of the outstanding shares of capital stock of each of the Subject Companies are duly authorized, validly issued, fully paid and non-assessable. Each Seller represents as to himself that he has title to all of the outstanding shares of capital stock of the Target set forth next to his name in Schedule 2.1 free and clear of all Encumbrances with full right, power and authority to transfer such shares to Buyer. Except as set forth in Schedule 5.1(a)(ii), the Target owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries. Except as set forth in Schedule 5.1(a)(ii), there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) any of the Subject Companies, any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) such Subject Company or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) such Subject Company. Upon delivery to Buyer, the capital stock of the Subject Companies will be free and clear of all Encumbrances (other than Encumbrances imposed on Buyer) and shall be duly authorized, validly issued, fully paid and non-assessable. Schedule 5.1(a)(ii) contains a true, correct and complete list of all Subsidiaries of the Target, including the name, jurisdiction of incorporation, share ownership of each such Subsidiary, as well as each jurisdiction in which such Subsidiary is authorized to do business.

          (b)  SMIT-MATRIX.

          (i) Copies of the organizational documents of Smit-Matrix and all amendments thereto, heretofore delivered to Buyer, are, to the knowledge of the Sellers, accurate and complete as of the date hereof.

          (ii) To the knowledge of the Sellers, the capitalization of Smit-Matrix is set forth in Schedule 5.1(b)(ii) hereto. To the knowledge of the Sellers, all of the Smit-Matrix Stock is duly authorized, validly issued, fully paid and non-assessable. The Target has title to all of the outstanding shares of capital stock of Smit-Matrix set forth next to the name of the Target in Schedule 5.1(b)(ii), to the knowledge of the Sellers, free and clear of all Encumbrances. Except as set forth in Schedule 5.1(b)(ii), to the knowledge of the Sellers, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) Smit-Matrix, any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) Smit-Matrix or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) Smit-Matrix.

          5.2 AUTHORIZATION. Each Seller represents as to himself that he has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder, and no other actions on the part of such Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and (assuming due authorization, execution and delivery by Buyer and each other Seller) is a legal, valid and binding obligation of the each of the Sellers enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          5.3 TITLE TO ASSETS. Schedule 5.3 identifies all personal property with a book value in excess of $50,000 owned or leased by any of the Subject Companies (except for Intellectual Property Rights), and sets forth whether such property is owned or leased by the Subject Companies. Each of the Subject Companies owns, leases or has rights to use free and clear of any Encumbrances, the Assets set forth next to its name in Schedule 5.3, except for Permitted Encumbrances and Encumbrances specifically identified in Schedule 5.3. Except for those Assets which may be purchased by the Target and its Subsidiaries from time to time in the Ordinary Course, the Assets include all assets necessary for the conduct of the Business as presently operated in the Ordinary Course. The Assets are in reasonable operating condition and repair (except for ordinary war and tear). With respect to Leases of personal property set forth in Schedule 5.3, no Subject Company nor any of the Sellers has received any notice of cancellation or termination under any option or right reserved to the lessor, nor any notice of Default thereunder. All lessors under the Leases set forth in
Schedule 5.3 have, or will have prior to the Closing Date, consented (where such consent is necessary pursuant to the terms of the applicable Lease) to the change of control, if any, of the Subject Company which is a lessee under such Lease.

          5.4 INTELLECTUAL PROPERTY RIGHTS. Schedule 5.4 (i) contains, with respect to each Subject Company, detailed information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning (x) all of such Subject Company's United States and foreign, common law and registered trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of such Subject Company's patents and copyrights and all pending applications therefor, and (y) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, and other intellectual property rights of any kind of such Subject Company, whether or not registered (all of the items referred to in this clause (i) being "INTELLECTUAL PROPERTY RIGHTS"). Each Subject Company owns (or, as set forth in Schedule 5.4, possesses adequate and enforceable licenses or other rights to use) all Intellectual Property Rights now used or proposed to be used in its Business. Except as set forth in Schedule 5.4, no Person has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights pursuant to any contractual arrangements entered into by any Subject Company and no Subject Company has licenses granted by or to it or any other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property Rights. Except as set forth in Schedule 5.4, no Subject Company has received written or, to the knowledge of the Sellers, other notice that any Subject Company's use of the Intellectual Property Rights is interfering with, infringing upon or otherwise violating the rights of any Third Party in or to such Intellectual Property Rights, and no proceedings have been instituted against or written, or to the knowledge of the Sellers, other notices received by any Subject Company or any of the Sellers alleging that any Subject Company's use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a Third Party in or to such Intellectual Property Rights, which infringement or violation would have a Material Adverse Effect.

          5.5 FACILITIES. On the Closing Date, none of the Subject Companies will have any Owned Real Property. Schedule 5.5 identifies all Facilities and contains a complete and accurate, in all material respects, description of the terms of all Facility Leases pursuant to which each Subject Company leases real property, including without limitation a general description of the leased property, the term, the applicable rent, and any requirements for the consent of third parties to "changes of control" or other similar events pursuant to the terms of the Facility Lease in respect of such Facility. All such Facility Leases are valid, binding and enforceable against the applicable Subject Company and, to the knowledge of the Sellers, against each of the other parties thereto in accordance with their terms and are in full force and effect, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and
(ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each Subject Company which is a party to any Facility Lease, and, to the knowledge of the Sellers, each other party to such Facility Leases, has in all material respects performed all obligations required to be performed by it through the date hereof and no Seller nor any of the Subject Companies has received written, or to the knowledge of the Sellers, other notice of any cancellation or termination under any option or right reserved to the lessor in any Facility Lease, nor any notice of Default thereunder which would have a Material Adverse Effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a Default under any Facility Lease on the part of any Subject Company, which Default would have a Material Adverse Effect. To the knowledge of the Sellers, there has been no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a Default under any Facility Lease by any party thereto other than a Subject Company, which Default would have a Material Adverse Effect. All lessors under the Facility Leases have, or will have prior to the Closing Date, consented (where such consent is necessary pursuant to the terms of the applicable Lease) to the change of control, if any, of the Subject Company which is a lessee under such Facility Lease.

          (a)  LEASES OR OTHER AGREEMENTS.  Except for Facility Leases listed in
Schedule 5.5(a), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility or the Leased Real Property, or any portion thereof or interest therein (other than Permitted Encumbrances).

          (b) FACILITY LEASES AND LEASED REAL PROPERTY. With respect to each Facility Lease of each Subject Company, such Subject Company has and will have at the Closing an unencumbered interest in the Leasehold Estate, subject only to Permitted Encumbrances and those Encumbrances set forth in Schedule 5.5(b).
Each Subject Company enjoys peaceful and undisturbed possession of all its Leased Real Property, subject to the rights of the fee owners.

          (c) UTILITIES. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, except where the failure to be so supplied would not have a Material Adverse Effect, and, to the knowledge of the Sellers, there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

          (d) IMPROVEMENTS, FIXTURES AND EQUIPMENT. The Leasehold Improvements and all Fixtures and Equipment and other tangible assets owned, leased or used by each Subject Company at the Facilities are (i) to the knowledge of the Sellers structurally sound, (ii) in good operating condition and repair, subject to ordinary wear and tear and (iii) sufficient for the current operation of the Business of each Subject Company as presently conducted except, in the case of clauses (i), (ii) and (iii), those instances which would not have a Material Adverse Effect and, in the case of clause (iii), except for Assets which may be purchased by the Subject Companies from time to time in the Ordinary Course. None of the Leasehold Improvements is subject to any commitment or other arrangement for its sale or use by any of the Subject Companies, any of their respective Affiliates or any other Third Parties, except for arrangements or commitments which, individually or in the aggregate, would not have a Material Adverse Effect.

          (e) NO SPECIAL ASSESSMENT. None of the Sellers nor any Subject Company has received notice of any special assessment relating to any Facility or any portion thereof, and, to the knowledge of the Sellers, there is no pending or threatened special assessment relating to any such Facility.

          5.6  CONTRACTS AND COMMITMENTS.  Except for Contracts listed in
Schedule 5.6 and except for Contracts made in the Ordinary Course of Business since the date hereof or as expressly contemplated by this Agreement and the transactions contemplated hereby, none of the Subject Companies is a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than $50,000 in any twelve-month period and that is not subject to cancellation on not more than thirty
(30) days' notice by such Subject Company, as the case may be, without penalty or increased cost except for agreements to charter transportation services made in the Ordinary Course of Business or (ii) with any Personnel or other Affiliates of such Subject Company. To the best knowledge of the Sellers, there is no Default by any party to any such Contract, which Default would have a Material Adverse Effect. Schedule 5.6 lists the following Contracts to which any Subject Company is a party, or by which any of such Subject Company's Assets are bound:

          (a) any written Contract (or group of related written Contracts) creating a partnership or joint venture with any other Person;

          (b) any promissory notes, loans, agreements in respect of indebtedness for borrowed money, indentures in respect of indebtedness for borrowed money, evidences of indebtedness, letters of credit in which the Target or any of its Subsidiaries is the account party or guarantees of any of the items described above, individually or in the aggregate in excess of $25,000, whether any Subject Company shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by the Subject Company in the ordinary course of business to purchasers of its products or services);

          (c) any written Contracts to employ or terminate key Personnel (as defined below) and other material Contracts with present or former officers, directors or shareholders or other personnel of any Subject Company.

          (d) any written Contract (or group of related written Contracts) concerning confidentiality or non-competition arrangements;

          (e) any written Contract (or group of related written Contracts) between any Subject Company and (i) any Russian Venture or (ii) Smit-Matrix;

          (f) any written Contract with any of its directors, officers, shareholders or employees, any Affiliate thereof or any member of any such person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or
(z) otherwise requiring material payments to (other than for services as officers, directors or employees of any Subject Company), any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner;

          (g) except for Contracts with attorneys and accountants for services to be provided in connection with the Acquisition, any written distribution, franchise, license, technical assistance, sales, commission, sales agent or advertising Contracts related to the Assets or the Business of any Subject Company involving receipts in excess of $500,000 or expenditures in excess of $50,000 that are not cancelable (without penalty or other termination fees) by the Subject Company party thereto on not more than thirty (30) days' notice;

          (h) any options with respect to any property, real or personal, with a book value in excess of $50,000 whether a Subject Company is the grantor or grantee thereunder;

          (i) except for agreements to charter or purchase transportation services made in the Ordinary Course of Business, any Contracts involving expenditures in excess of $50,000 that are not cancelable (without penalty or other termination fees) by the Subject Company party thereto on not more than thirty (30) days' notice;

          (j) any written Contract with the United States, any state or local government or any agency or department thereof;

          (k) except for this Agreement, any Contract that (A) limits or contains restrictions on the ability of any Subject Company to declare or pay dividends on, to make any other distributions in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, to purchase or sell all or a material portion of Assets, to change the lines of business in which it participates or engages or to engage in any business combination or (B) requires any Subject Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

          (l) any other written Contract (or group of related written Contracts) involving aggregate payments of more than $500,000 to any Subject Company or not entered into in the Ordinary Course of Business; or

          (m) any written proposal to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (a) through (l).

The Sellers have delivered to Buyer true, correct and complete, in all material respects, copies of each written Contract listed in Schedule 5.6 to which a Subject Company is a party, including all amendments and supplements thereto, and have included as part of Schedule 5.6 a brief summary of any such oral contracts, agreements or other arrangements and any written proposals to enter into any such Contracts. Schedule 5.6 sets forth all consents required for the beneficial assignment by any

Subject Company to Buyer of the rights, benefits and claims under the Contracts as a result of the transactions contemplated hereby. To the knowledge of the Sellers, all of the Contracts to which any Subject Company is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable against the applicable Subject Company and, to the knowledge of the Sellers, against each of the other parties thereto in accordance with their terms, except as such enforceability may be limited by
(i) bankruptcy, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each Subject Company which is a party to such Contracts and, to the knowledge of the Sellers, each other person which is a party thereto has complied in all material respects with the provisions thereof, no party is in Default thereunder and no written, or to the knowledge of the Sellers, other notice of any claim of Default has been given to such Subject Company, except for Defaults which would not have a Material Adverse Effect. To the knowledge of the Sellers, none of the products and services called for by any unfinished Contract involving payments to any Subject Company in excess of $100,000 cannot be supplied in accordance with the terms of such Contract, including time specifications and, to the knowledge of the Sellers, no outstanding bid, proposal or unfinished Contract will upon performance by such Subject Company result in a loss to such Subject Company.

          5.7  NO CONFLICT OR VIOLATION.

          (a) None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, will result in (i) a violation of or a conflict with any provision of (x) the Certificate or Articles of Incorporation or Bylaws of the Target or any of its Subsidiaries or
(y) to the knowledge of the Sellers, the organizational documents of Smit-Matrix, (ii) a breach of, or a Default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract set forth in Schedule 5.6, Permit, authorization or concession to which any Subject Company is a party or by which any of the Assets of such Subject Company are bound, (iii) a violation by such Subject Company of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (iv) an imposition of any Encumbrance, restriction or charge on the Business of such Subject Company or on any of the Assets of such Subject Company except in the case of clauses (ii), (iii) and (iv) above, for breaches, Defaults, terminations, accelerations, cancellations, violations or creations of Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by any of the Sellers with the provisions hereof will result in a violation by such Seller of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

          5.8 FINANCIAL STATEMENTS. The Sellers have heretofore caused the Target to deliver to Buyer true and complete copies of the Financial Statements. Except as set forth in Schedule 5.8, the Financial Statements (i) were prepared in accordance with GAAP throughout the periods indicated and (ii) present fairly and accurately in all material respects, as of the respective dates thereof or the periods covered thereby, as applicable, the consolidated financial position, consolidated balance sheet, income statement and cash flow and consolidated results of operations of the Target (except, in the case of the Interim Financial Statements and the monthly unaudited consolidated financial statements, for normal year-end adjustments which were not and are not expected to be material in effect and the absence of footnotes which, if presented, would not differ materially from those included in the Year-End

Financial Statements). As of the Year-End Balance Sheet Date, there were no Liabilities of any Subject Company due or to become due, which, in accordance with GAAP, should have been reflected or shown in the Year-End Financial Statements, which were not so reflected or shown therein. Except as set forth in Schedule 5.8 and for Liabilities incurred pursuant to this Agreement, since the Year-End Balance Sheet Date, there have been no Liabilities incurred by any Subject Company, except for Liabilities (i) incurred in the Ordinary Course of Business which would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) incurred outside the Ordinary Course of Business which do not exceed $50,000 individually or $100,000 in the aggregate.

          5.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 5.9, since December 31, 1995, there has not been:

          (a) to the knowledge of the Sellers, any event which has had or would have a Material Adverse Effect;

          (b) except for normal periodic increases in the Ordinary Course of Business, any (i) increase in the compensation payable or to become payable by any Subject Company to any of its current or former officers, employees, or agents (collectively, "PERSONNEL"), (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit, or
(iii) employment agreement (written or verbal) made by any Subject Company to which such Subject Company is a party;

          (c) except for Permitted Distributions, any sale, lease, assignment or transfer of any of the Assets of any Subject Company, other than in the Ordinary Course to persons that are not Affiliates;

          (d) any cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) (i) involving an Affiliate of such Subject Company, (ii) involving more than $50,000, or (iii) outside the Ordinary Course of Business;

          (e) any amendment, acceleration, cancellation, termination or modification or threatened acceleration or termination of any Contract, license or other instrument (i) involving an Affiliate of any Subject Company or (ii) involving payments in excess of $50,000 in the aggregate;

          (f) outside of the Ordinary Course of Business, any unfulfilled commitments for capital expenditures or the execution of any Lease, Contract, license, sublease or sublicense (or series of related Contracts, Leases, subleases, licenses or sublicenses) or any incurring of Liability therefor (i) involving an Affiliate of any Subject Company, or (ii) involving payments in excess of $50,000 in the aggregate;

          (g) any delay or failure to repay when due any obligation of any Subject Company, individually in excess of $100,000, or in the aggregate in excess of $250,000;

          (h) failure to operate the Business of any Subject Company in the Ordinary Course;

          (i) any material change in accounting methods or practices by any Subject Company;

          (j) except as contemplated by Section 10.16, any declaration, setting aside for payment or payment of any dividend or distribution in respect of any capital stock of any Subject Company or any redemption, purchase, or other acquisition of any of such Subject Company's equity securities or any bonus, fee or other payment, or any other transfer of any Assets to or on behalf of any shareholder of such Subject Company, any Affiliate of such Subject Company or any Affiliate of any shareholder, including, but not limited to, any payment of principal of or interest on any debt owed to any such shareholder or Affiliate or any payment of a bonus, fee or other payment to any such shareholder or Affiliate as an employee of such Subject Company;

          (k) any issuance by any Subject Company of, or commitment of such Subject Company to issue, any shares of stock or other equity securities (or other ownership interests) or obligations or securities convertible into or exchangeable for shares of stock or other equity securities (or such other ownership interests);

          (l) any loan to, or any acquisition of the securities or assets of any other Person (i) involving an Affiliate of any Subject Company, (ii) involving more than $50,000 in the aggregate, or (iii) outside the Ordinary Course of Business;

          (m) any loan to, or other agreement with, any present Personnel of any Subject Company outside the Ordinary Course of Business giving rise to any claim or right on its part against the Person or on the part of the Person against it;

          (n) any charitable contribution made or pledged by such Subject Company in an aggregate amount in excess of $50,000;

          (o) payment of any expenses relating to the transactions contemplated by this Agreement, including, without limitation, the payment of the fees and expenses of any professionals engaged in connection with the transactions contemplated by this Agreement; or

          (p) agreement (either oral or written) by any Subject Company or any of its Personnel to do any of the foregoing.

          5.10 THIS SECTION INTENTIONALLY OMITTED.

          5.11 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Interim Balance Sheet, and all accounts receivable of each of the Subject Companies arising since the Interim Balance Sheet Date, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements, subject to the reserves for doubtful accounts appearing in the Interim Financial Statements and the Closing Financial Statements which were established in accordance with GAAP.

          5.12 LITIGATION. Except as set forth in Schedule 5.12, there are no Actions pending or, to the knowledge of the Sellers, threatened (a) against, or, to the knowledge of the Sellers, relating to or affecting (i) any Subject Company, the Assets or Facilities of such Subject Company or the Business,
(ii) any Employee Plan of any Subject Company or any trust or other funding instrument or any fiduciary or administrator thereof in their capacity as such,
(iii) any officers or directors of any Subject Company, as such, or (iv) the transactions contemplated by this Agreement or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which would have a Material Adverse Effect, (b) which, if determined adversely to any Subject Company, would reasonably be expected to enjoin or affect the rights of the parties with respect to the transactions contemplated by this Agreement, (c) that involves a risk of material criminal liability, or (d) in which any Subject Company is a plaintiff, including any derivative suits brought by or on behalf of such Subject Company. No Subject Company is in Default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against such Subject Company or the Business or Assets of such Subject
Company.

          5.13 LABOR MATTERS. No Subject Company is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statute. No Subject Company has, in the past two years, experienced any written, or to the knowledge of the Sellers, other request for an election relating to its employees or an attempt to make such Subject Company enter into a binding agreement with organized labor that would cover the employees of such Subject Company. Schedule 5.13 sets forth the names and current annual salary rates or current hourly wages of all present employees of any Subject Company whose annual cash compensation for the 1995 fiscal year exceeded $100,000, and also sets forth the earnings for each such employee as reflected on Form W-2 for the 1995 calendar year. There is no labor strike or material labor disturbance pending or, to the knowledge of the Sellers, threatened against any Subject Company nor, to the knowledge of the Sellers, is any grievance currently being asserted, and in the past two years, no Subject Company has experienced a labor strike or other material labor disturbance.

          5.14 PERMITS, CONSENTS AND APPROVALS; COMPLIANCE WITH LAW.

          (a) Schedule 5.14(a) sets forth a complete list of all Permits used in the operation of the Business or otherwise owned or validly held by any Subject Company, except for Permits the failure of which to hold or own would not have a Material Adverse Effect, setting forth the grantor, the grantee, the function and the expiration and renewal date of each such Permit. To the knowledge of the Sellers, each Permit listed in Schedule 5.14(a) is valid, binding and in full force and effect. Except such Permits the failure of which to obtain would not have a Material Adverse Effect, each Subject Company has all Permits required under any Regulation for the operation of its Business or the ownership of the Assets, and possesses such Permits free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances set forth in
Schedule 5.14(a). No Subject Company is in Default, nor has any Subject Company received any written, or to the knowledge of the Sellers, other notice of any claim of Default, with respect to any Permit, except for Defaults which, individually or in the aggregate, would not have a Material Adverse Effect. No present or former shareholder, director, officer or employee of any Subject Company or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which such Subject Company owns, possesses or uses.

          (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed in Schedule 5.14(b) hereto, no consent, approval or authorization of, notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by any Subject Company or any Seller in connection with the execution, delivery or performance by the Sellers or the Target or any of its Subsidiaries of this Agreement and the consummation by the Sellers or the Target or any of its Subsidiaries of the transactions contemplated hereby, except for those the failure of which to make or obtain would not have a Material Adverse Effect.

          (c) Each Subject Company and the conduct of the Business of each Subject Company has not violated and is in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of such Subject Company, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. No Subject Company and none of the Sellers have received any written, or to the knowledge of the Sellers, other notice to the effect that, any Subject Company is not in compliance with any such Regulations or Court Orders or that any charge or complaint has been brought with respect thereto, which failure to be in compliance, in any one case or in the aggregate, would have a Material Adverse Effect.

          5.15 TAX MATTERS

          (a) FILING OF TAX RETURNS. Each Subject Company (and any affiliated group of which any such Subject Company is now or has been a member) has timely filed with the appropriate taxing authorities all Returns required to be filed through the date hereof and will timely file any such Returns required to be filed on or prior to the Closing Date. The Returns and other information filed are complete and accurate in all material respects. Except as specified in
Schedule 5.15(a), no Subject Company, nor any group of which such Subject Company is now or was a member, has requested any extension of time within which to file Returns in respect of any Taxes. Each Subject Company has delivered to Buyer complete and accurate copies of such Subject Company's foreign, federal, state and local Returns for the years 1993, 1994 and 1995.

          (b) PAYMENT OF TAXES. All Taxes payable by any Subject Company or any affiliated group with which any Subject Company files a consolidated or combined Return (whether or not shown on any Return) in respect of Pre-Closing Periods have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Financial Statements, and no Subject Company has any material Liability for Taxes in excess of the amounts so paid or reserves so established.

          (c)  AUDITS, INVESTIGATIONS OR CLAIMS.  Except as set forth in
Schedule 5.15(c), no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against any Subject Company. Except as set forth in Schedule 5.15(c), there are no pending or, to the knowledge of the Sellers, threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion between any Subject Company or any Seller and any governmental authorities with respect to Taxes that in the reasonable judgment of any Subject Company, or its counsel, is likely to result in a material additional Liability for Taxes. Audits of foreign, federal, state, and local Returns by the relevant taxing authorities have been completed for each period and set forth in Schedule 5.15(c) and, except as set forth in Schedule 5.15(c), no Subject Company has been notified that any taxing authority intends to audit a Return for any period. Except as set forth in Schedule 5.15(c), no extension of a statute of limitations relating to Taxes is in effect with respect to any Subject Company.

          (d) LIEN. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

          (e) SAFE HARBOR LEASE PROPERTY. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

          (f) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (g) TAX-EXEMPT USE PROPERTY. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (h) FOREIGN PERSON. No Subject Company and no Seller is a Person other than a United States Person within the meaning of the Code.

          (i) NO WITHHOLDING. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (j) PARTNERSHIP. Except as set forth in the Schedule 5.15(j), no Subject Company is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (k) WITHHOLDING. Each Subject Company has withheld all Taxes required to have been withheld by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose.

          (l) COLLAPSIBLE CORPORATIONS. No Subject Company has filed a consent under Code Section 341(f) concerning collapsible corporations.

          (m) GOLDEN PARACHUTE PAYMENTS. No Subject Company has made any payments, nor is any Subject Company obligated to make any payments, and no Subject Company is a party to any agreement that could obligate it to make any payments that would not be deductible under Code Section 280G.

          (n) TAX ALLOCATION AGREEMENTS. None of the Subject Companies are a party to any Tax allocation or sharing agreement.

          (o) JOINT AND SEVERAL LIABILITY. None of the Subject Companies (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Target) and (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Subject Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (p) NO U.S. INVESTMENT BY FOREIGN SUBSIDIARIES. To the knowledge of the Sellers, neither Smit-Matrix, nor any of the Russian Ventures, nor any of their respective Subsidiaries or Affiliates which are organized under the laws of a country other than the United States (the "Foreign Subsidiaries") has any investment in U.S. property within the meaning of Code Section 956.

          (q) NO SECTION 338 AND 336 ELECTIONS. There are no elections in effect made by any Subject Company pursuant to Code Sections 338 or 336(e) or the regulations thereunder and neither the Company nor any of the Subsidiaries is subject to any constructive elections under Code Section 338 or the regulations thereunder.

          (r) CHANGE IN ACCOUNTING METHOD. None of the Subject Companies has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by any such company and no Subject Company has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (s) CERTAIN ACTIONS. No Subject Company has taken, and none will take, any action not in accordance with past practice that would have the effect of deferring any Tax liability of a Subject Company from any taxable period ending on or before the Closing Date to any subsequent taxable period.

          (t) NO EXCESS LOSS ACCOUNTS. There currently are no excess loss accounts, deferred intercompany gains or losses, or other like items pertaining to any subject Company.

          (u) NO TRANSFER PRICING AGREEMENTS. No Subject Company has entered into transfer pricing agreements or other like arrangements with respect to any foreign jurisdiction.

          (v) INFORMATION REGARDING FOREIGN SUBSIDIARIES. To the knowledge of the Sellers, none of the Foreign Subsidiaries is (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code.

          (w) INTERNATIONAL BOYCOTT. No Subject Company has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

          (x) SUBPART F INCOME. Buyer would not be required to include any amount in gross income with respect to any of the Foreign Subsidiaries pursuant to section 951 of the Code if the taxable year of any such Foreign Subsidiaries were deemed to end on the Closing Date after the Closing.

          5.16 SEVERANCE ARRANGEMENTS. Except as set forth in Schedule 5.16, no Subject Company has entered into any severance agreement in respect of any Personnel of such Subject Company that will result in any obligation (absolute or contingent) of Buyer, any Subject Company or any other Person to make any payment to any such Personnel following termination of employment.

          5.17 INSURANCE. Schedule 5.17 contains a complete and accurate list, in all material respects, of all policies or binders of fire, liability, title, workers' compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by each Subject Company on the Business, the Assets or Personnel of such Subject Company. To the knowledge of the Sellers, all of such policies are in full force and effect and are sufficient for compliance with all Contracts to which such Subject Company is a party. No Subject Company is in Default under any of such policies or binders, and no Subject Company has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion, except for Defaults or failures to give notice which would not have a Material Adverse Effect. No insurer has advised any Subject Company or the Sellers in writing that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers' compensation insurance policies maintained by any Subject Company have been occurrence policies and not claims made policies. Except as set forth in
Schedule 5.17, there are no outstanding performance bonds covering or issued for the benefit of any Subject Company. There are no outstanding unpaid claims under any such policies or binders. No policies or binders will be cancelled by the Target or any of its Subsidiaries before the Closing Date with the current carrier of such policy or binder, PROVIDED, HOWEVER, that if any such policy or binder is cancelled by the carrier, the Sellers shall use commercially reasonable efforts to cause the applicable Subject Company to replace such policy or binder on substantially similar terms and subject to substantially similar conditions. No Subject Company nor any Person to whom any policy referred to in this Section has been issued has received notice that any insurer under such policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

          5.18  THIS SECTION INTENTIONALLY OMITTED.

          5.19 PAYMENTS. No Subject Company has (i) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of such Subject Company, and which is, or may be with discovery, illegal under any federal, state or local laws of the United States currently in effect (including without limitation the U.S. Foreign Corrupt Practices
Act) or any other country having jurisdiction, (ii) participated, directly or indirectly, in any illegal boycotts or other similar illegal practices affecting any of its actual or potential customers, or (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of such Subject Company for any reason.

          5.20 CUSTOMERS AND SUPPLIERS. Schedule 5.20 contains a complete and accurate list of (i) the fifteen (15) largest volume customers (in dollars) of the Subject Companies during the fiscal year ended December 31, 1995, showing the approximate total sales by the Subject Companies to each such customer during such fiscal year; and (ii) the fifteen (15) largest volume suppliers (in dollars) of the Subject Companies during the fiscal year ended December 31, 1995, showing the approximate total purchases by such Subject Company from each such supplier during such fiscal year. Since the Interim Balance Sheet Date, there has been no adverse change in the business relationship with any customer or supplier named in Schedule 5.20, except for changes which, individually or in the aggregate, would not have a Material Adverse Effect.

          5.21 BANK ACCOUNTS. Schedule 5.21 contains a true and correct list of the names of each bank, savings and loan, securities broker or other financial institution in which each Subject Company has an account, including cash contribution accounts, or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto.

          5.22  ENVIRONMENTAL MATTERS

          (a)  COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
Schedule 5.22(a), each Corporation, the Facilities and, to the knowledge of the Sellers, all Former Facilities have been maintained at all times in compliance with all the Environmental Laws, except for noncompliance which would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) PERMITS REQUIRED. Except as set forth in Schedule 5.22(b), the consummation of any of the transactions contemplated by this Agreement will not require an application for the issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law, except where the failure to so apply would not have a Material Adverse Effect;

          (c) CLAIMS. None of the Corporations has received any written, or to the knowledge of the Sellers, other notice that it is in violation of or in non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law, nor is there now pending or, to the knowledge of the Sellers, threatened, any Action against any Corporation under any Environmental Law, except for violations, non-compliance or Actions which either singly or in the aggregate would not have a Material Adverse Effect;

          (d) JUDGMENTS. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind in any way any Corporation or, to the knowledge of the Sellers, otherwise affect any Corporation, Facility or Former Facility;

          (e) ENVIRONMENTAL CONDITIONS. Except as set forth in Schedule 5.22(e), there are no Environmental Conditions in any way relating to the Business, including the Owned Real Property and the Leased Real Property that would have a Material Adverse Effect;

          (f) STORAGE TANK OR PIPELINE. Except as set forth in Schedule 5.22(f), there is not now and, to the knowledge of the Sellers, there has not been at any time in the past, any underground or above-ground storage tank or pipeline at any Facility or Former Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any such Release from or in connection with the filling or emptying of such tank that would have a Material Adverse Effect;

          (g) ENVIRONMENTAL AUDITS OR ASSESSMENTS. True, complete and correct copies of all Environmental Assessments, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which any such Corporation has knowledge is included in Schedule 5.22(g);

          (h) INDEMNIFICATION AGREEMENTS. No Corporation is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed in the Disclosure Schedule) under which such Corporation is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions; and

          (i) RELEASES OR WAIVERS. No Corporation has released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

          5.23 EMPLOYEE BENEFIT PLANS.

          (a) Schedule 5.23 attached hereto sets forth all "employee benefit plans," as defined in Section 3(3) of ERISA, and any other employee benefit plans or arrangements (each, an "EMPLOYEE BENEFIT PLAN" and, collectively, the "EMPLOYEE BENEFIT PLANS"), including, without limitation, severance or termination pay, sick leave, vacation pay, salary continuation for disability, consulting or change in control compensation and death benefit agreements, other compensation agreements, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance and scholarship programs, any executive arrangements, programs, or contracts, employee fringe benefit arrangements, programs or contracts, and all "employee pension plans," as defined in Section 3(2) of ERISA (the "PENSION PLANS"), (i) sponsored, maintained or contributed by (A) any Subject Company or (B) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which any Subject Company is a member (an "ERISA AFFILIATE"), which covers present or former employees of any Subject Company or any ERISA Affiliate.

          (b) No Subject Company nor any ERISA Affiliate currently maintains, sponsors, contributes to or is required to contribute to (or has ever sponsored, maintained or contributed to or been required to sponsor, maintain or contribute to) a Pension Plan subject to Section 412 of the Code or Title IV of ERISA.

          (c) Each Pension Plan and related trust intended to qualify under Sections 401(a) and 501 of the Code is subject of a valid opinion letter from the IRS with respect to conformance with Sections 401(a) and 501 of the Code for all periods from the effective date of each such Pension Plan to the date of this Agreement and each of the Subject Companies has adopted all amendments and is in compliance with all applicable requirements in order to rely on such opinion letter for purposes of maintaining a Pension Plan qualified under Sections 401(a) and 501 of the Code.

          (d) Neither any Subject Company nor any ERISA Affiliate has at any time contributed to or been required to contribute to a "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

          (e) All contributions and premium payments required to be made to or with respect to an Employee Benefit Plan prior to the Closing Date have been made when due.

          (f) The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereunder will not result in any obligation or Liability (with respect to accrued benefits or otherwise) or the acceleration of any obligation or Liability to any Employee Benefit Plan, to any employee or former employee of any Subject Company or any ERISA Affiliate.

          (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered or made available to the Buyer by or on behalf of the Subject Companies, where applicable, (i) any plans and related trust documents, and amendments thereto, (ii) the most recent IRS Forms 5500 with all attachments thereto,
(iii) IRS opinion letter, and (iv) summary plan descriptions.

          (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the knowledge of the Sellers, against any fiduciary of any of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

          (j) All amendments and actions required to bring the Employee Benefit Plans into conformity in all material respects with the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with the provisions of ERISA (including the rules and regulations thereunder), the Code and other applicable Federal and state law. Neither any Subject Company nor any ERISA Affiliate has engaged in a prohibited transaction, as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, or any transaction in violation of Section 404 or Section 406 of ERISA. To the knowledge of the Sellers, no Person has engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or any transaction in violation of Section 404 or Section 406 of ERISA.

          (l) Neither any Subject Company nor any ERISA Affiliate maintains retired life and retired health insurance plans which are Employee Benefit Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each Subject Company and each ERISA Affiliate which maintains a "welfare benefit plan" within the meaning of Section 3(1) of ERISA has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

          (m) Neither any Subject Company nor any ERISA Affiliate has any announced plan or legally binding commitment (i) to create any additional Employee Benefit Plans which are intended to cover employees or former employees of such Subject Company (with respect to their relationship with such entity) or (ii) amend or modify (other than amendments and modifications required by law) any existing Employee Benefit Plan which covers or has covered employees or former employees of such Subject Company (with respect to their relationship with such entities) which would result in a material Liability to Buyer or any of its Affiliates.

          5.24 NO BROKERS OR ADVISORS. Except for Ernst & Young LLP, none of the Subject Companies and none of the Sellers has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. The Target shall bear the cost of any payments to which Ernst & Young LLP shall be entitled.

          5.25 NO OTHER AGREEMENTS TO SELL THE ASSETS OR CAPITAL STOCK OF ANY SUBJECT COMPANY. Except as set forth in Schedule 5.25, no Subject Company or Seller has any legal obligation, absolute or contingent, to any other Person or firm to sell or effect a sale of all or a material portion of the Assets of any Subject Company, to sell or effect a sale of all or a majority of the capital stock of any Subject Company, or to effect any merger, consolidation or other reorganization of such Subject Company or to enter into any agreement or cause the entering into of an agreement with respect thereto.

          5.26  ACQUISITION OF BUYER COMMON STOCK.

          (a) Each of the Sellers represents that any shares of Buyer Common Stock acquired by him pursuant to Article II shall be acquired by him for his own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act that would violate the securities laws of the United States of America or any state thereof.

          (b) Each of the Sellers is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Each of the Sellers further represents that he is knowledgeable, sophisticated and experienced in business and financial matters and that he is able to bear the economic risks of his investment in the shares of Buyer Common Stock and is currently able to afford the complete loss of such investment.

          (c) Each of the Sellers hereby acknowledges that he was afforded the opportunity (i) to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the issuance of shares of Buyer Common Stock and the merits and risks of acquiring such Buyer Common Stock and (ii) to obtain such additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information provided to such Seller. Each of the Sellers acknowledges that he is aware of the LEP Transactions, and that he was afforded the opportunity to exercise the rights set forth in clauses (i) and (ii) above with respect to the LEP Transactions.

          (d) Each of the Sellers acknowledges that if he desires to sell or otherwise dispose of all or any shares of Buyer Common Stock acquired by him pursuant to Article II (other than pursuant to an effective registration statement under the Securities Act or a sale or other disposition made pursuant to Rule 144 promulgated thereunder), if requested by Buyer, such Seller will deliver to Buyer an opinion of counsel, reasonably satisfactory in form and substance to Buyer, that registration and qualification under the Securities Act are not required. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the shares of Buyer Common Stock acquired by the Sellers pursuant to Article II (and all securities issued in exchange therefor or substitution thereof) shall bear the following legends:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR IN THE OPINION

     OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY
     SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

     "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 7, 1996, THAT CERTAIN SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT DATED AS OF NOVEMBER 7, 1996 AND AN EMPLOYMENT AGREEMENT DATED AS OF NOVEMBER 7, 1996 COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE COMPANY. SUCH STOCKHOLDERS AGREEMENT, REGISTRATION RIGHTS AGREEMENT AND EMPLOYMENT AGREEMENT PROVIDE, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON VOTING, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE AND THAT SUCH SECURITIES MAY BE SUBJECT TO PURCHASE BY THE COMPANY AS WELL AS CERTAIN OTHER PERSONS UPON THE OCCURRENCE OF CERTAIN EVENTS. ANY ISSUANCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE TO PERSONS WHO ARE NOT A PARTY TO SUCH STOCKHOLDERS AGREEMENT INCONSISTENT THEREWITH SHALL BE NULL AND VOID."

          5.27 NO SEC DISCLOSURE. Each of the Sellers represents and warrants as to himself that no event has occurred during the past five years that, if such individual were a director or executive officer of a company registered under the Securities Act, would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated under the Securities Act.

          5.28 BOOKS AND RECORDS. The minute books and other similar records of the Subject Companies as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Subject Companies, the boards of directors and committees of the boards of directors of the Subject Companies.
 The stock transfer ledgers and other similar records of the Subject Companies as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Subject Companies.

          5.29 NO POWERS OF ATTORNEY. Except as set forth in Schedule 5.29, no Subject Company has delegated any powers of attorney or made any comparable delegations of authority, which delegations remain outstanding.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                THE SELLERS WITH RESPECT TO THE RUSSIAN VENTURES

          Each of the Sellers hereby, severally but not jointly, represents and warrants, to the knowledge of such Seller, as follows:

          6.1    ORGANIZATION AND CAPITALIZATION.

          (a) Each of the Russian Ventures is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has full power and authority and has taken all action necessary to conduct its Business as it is presently being conducted and to own, lease and operate its properties and Assets. Copies of the foundation agreements, charters, and certificates of registration, or such similar documents as are required in the relevant jurisdiction (the "FOUNDATION DOCUMENTS") of each of the Russian Ventures, and all amendments thereto, heretofore delivered to Buyer, are accurate and complete as of the date hereof.

          (b) A list of the owners of all of the issued and outstanding shares of capital stock (or other ownership interests) of each of the Russian Ventures is set forth in Schedule 6.1(b) hereto. All of the outstanding shares of capital stock (or other ownership interests) of each of the Russian Ventures are duly authorized, validly issued, fully paid and non-assessable. The Target has title to all of the outstanding shares of capital stock of each of the Russian Ventures set forth next to its name in Schedule 6.1(b) free and clear of all Encumbrances. There are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) any Russian Venture or any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) such Russian Venture or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) such Russian Venture.

          (c) Schedule 6.1(c) contains a true, correct and complete list of all Subsidiaries or Affiliates of the Russian Ventures, including the name, jurisdiction of organization and share ownership of each such Subsidiary or Affiliate.

          6.2 AUTHORIZATION. Each of the Russian Ventures has all requisite power and authority and has taken all action necessary to own, lease and operate the Assets, and to conduct its Business as it is presently being conducted.

          6.3    CONTRACTS AND COMMITMENTS.

          (a) Schedule 6.3(a) lists the following Contracts to which any Russian Venture is a party, or by which any of such Russian Venture's Assets are bound:

          (i)    any labor or union contracts;

          (ii) any Contracts to employ or terminate or pay severance to Personnel and any other Contracts with present or former officers, directors or shareholders or other personnel or any of any Russian Venture or any of their respective affiliates or family members; and

          (iii) any written arrangement with any of its directors, officers, shareholders or employees, any affiliate thereof or any member of any such person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or (z) otherwise requiring material payments to (other than for services as officers, directors or employees of any Russian Venture), any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner.

          (b) None of the Russian Ventures is a party to any of the Contracts listed below:

          (i) any promissory notes, loans, agreements with respect to indebtedness of borrowed money, indentures with respect to indebtedness of borrowed money, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether any Russian Venture shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by the Russian Venture in the Ordinary Course of Business to purchasers of its products);

          (ii) any written arrangement (or group of related written arrangements) concerning non-competition; or

          (iii) any other written arrangement (or group of related written arrangements) under which the consequences of a Default or termination would have a Material Adverse Effect.

The Sellers have delivered to Buyer true, correct and complete, in all material respects, copies of each written Contract listed in Schedule 6.3(a) to which a Russian Venture is a party, including all amendments and supplements thereto, and have included as part of Schedule 6.3(a) a brief summary of any such oral contracts, agreements or other arrangements and any written proposals to enter into any such Contracts. All of the Contracts set forth in Schedule 6.3(a) are valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, moratorium, reorganization, and other similar laws affecting creditors' rights generally, and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          6.4    NO CONFLICT OR VIOLATION.

          (a) None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, will result in (A) a violation of or a conflict with any provision of the Foundation Documents of any Russian Venture, (B) a breach of, or a Default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract set forth in Schedule 6.3, Permit, authorization or concession to which any Russian Venture is a party or by which any of the Assets of such Russian Venture are bound, (C) a violation by such Russian Venture of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (D) an imposition of any Encumbrance, restriction or charge on the Business of such Russian Venture or on any of the Assets of such Russian Venture, except in the case of clauses
(B), (C) and (D) above, for breaches, Defaults, terminations, accelerations, cancellations, violations or creations of Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

          6.5    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 6.5, since December 31, 1995, there has not been any event which has had or would have a Material Adverse Effect.

          6.6 LIABILITIES. No Russian Venture has any Liabilities or obligations (absolute, accrued, contingent or otherwise) due or to become due, except for Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

          6.7 LITIGATION. There are no Actions pending or threatened (i) against or relating to or affecting (A) any Russian Venture, the Assets of such Russian Venture or the operation of the Business, (B) any Employee Plan of any Russian Venture or any trust or other funding instrument, or any fiduciary or administrator thereof in their capacity as such, (C) any officers or directors of any Russian Venture, as such or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which would have a Material Adverse Effect, (ii) which, if determined adversely to any Russian Venture, would enjoin or affect the rights of the parties with respect to the transactions contemplated by this Agreement, (iii) that involves a risk of material criminal liability, or (iv) in which any Russian Venture is a plaintiff. No Russian Venture is in Default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against such Russian Venture or the Business or Assets of any Russian Venture.

          6.8    PERMITS, CONSENTS AND APPROVALS; COMPLIANCE WITH LAW.

          (a) Schedule 6.8(a) sets forth a complete list of all Permits used in the operation of the Business of any Russian Venture or otherwise owned or validly held by any Russian Venture, except for Permits the failure of which to hold or own would not have a Material Adverse Effect, setting forth the grantor, the grantee, the function and the expiration and renewal date of each such Permit. Each Permit listed in Schedule 6.8(a) is valid, binding and in full force and effect. Except such Permits the failure of which to obtain would not have a Material Adverse Effect, each Russian Venture has all Permits required under any Regulation in the operation of its Business or the ownership of the Assets, and possesses such Permits free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances set forth in Schedule 6.8. No Russian Venture is in Default, nor has any Russian Venture received any notice of any claim of Default, with respect to any Permit, except for Defaults which, individually or in the aggregate, would not have a Material Adverse Effect. No present or former director, officer or employee of any Russian Venture or any affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which such Russian Venture owns, possesses or uses.

          (b) Except as set forth in Schedule 6.8(b), no notice to, consent, approval or authorization of, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by any Russian Venture in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for those the failure of which to make or obtain would not have a Material Adverse Effect.

          (c) No Russian Venture has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in any country, which is in any manner related to the business, Assets or operations of such Russian Venture, and which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States currently in effect (including, without limitation the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. Each Russian Venture and the conduct of the business of each Russian Venture has not violated and is in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of such Russian Venture, except where the violation or failure to comply, individually or in the aggregate, could not have a Material Adverse Effect. No Russian Venture and none of the Sellers have received any notice to the effect that, any Russian Venture is not in compliance with any such Regulations or Court Orders or that any charge or complaint has been brought with respect thereto, which failure to be in compliance could, in any one case or in the aggregate, have a Material Adverse Effect.

          6.9    TAX MATTERS.

          (a) FILING OF TAX RETURNS. Each Russian Venture has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects.
Each Russian Venture has delivered to Buyer complete and accurate copies of each Russian Venture's tax returns for the years 1993, 1994 and 1995.

          (b) PAYMENT OF TAXES. All Taxes payable by any Russian Venture in respect of periods beginning before the Closing Date have been timely paid and no Russian Venture has any Liability for Taxes in excess of $100,000.

          (c) AUDITS, INVESTIGATIONS OR CLAIMS. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against any Russian Venture. There are no pending or threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of any Russian Venture, or its counsel, is likely to result in a material additional Liability for Taxes.

          (d) LIEN. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets of any of the Russian Ventures.

          (e) PARTNERSHIP. No Russian Venture is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for the purpose of applicable tax law.

          (f) WITHHOLDING. Each Russian Venture has withheld all Taxes required to have been withheld by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose.

          (g) NO U.S. INVESTMENT BY FOREIGN SUBSIDIARIES. None of the Russian Ventures has any investment in U.S. property within the meaning of Code
Section 956.

          (h) CERTAIN ACTIONS. No Russian Venture has taken, and none will take, any action not in accordance with past practice that would have the effect of deferring any Tax liability of a

Russian Venture from any taxable period ending on or before the Closing Date to any subsequent taxable period.

          (i) NO EXCESS LOSS ACCOUNTS. There currently are no excess loss accounts, deferred intercompany gains or losses, or other like items pertaining to any Russian Venture.

          (j) NO TRANSFER PRICING AGREEMENTS. No Russian Venture has entered into transfer pricing agreements or other like arrangements with respect to any foreign jurisdiction including the United States.

          (k) INFORMATION REGARDING FOREIGN SUBSIDIARIES. None of the Russian Ventures is (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code.

          (l) BOOKS AND RECORDS. The minute books and other similar records of the Russian Ventures as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the Sellers, the boards of directors and committees of the boards of directors of the Russian Ventures. The shareholder's register, the book of pledges and other similar records of the Russian Ventures as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Russian Ventures.

          6.10 BANK ACCOUNTS. Schedule 6.10 contains a true and correct list of the names of each bank or other financial institution in which each Russian Venture has an account, including cash contribution accounts, or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto.

          6.11   ENVIRONMENTAL MATTERS.

          (a)    COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as set forth in
Schedule 6.11(a), each Russian Venture and each of the facilities and former facilities thereof have been maintained at all times in compliance with all environmental laws in the place of its operation, except for noncompliance which would not have, individually or in the aggregate, a Material Adverse Effect; and

          (b) JUDGMENTS. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect any Russian Venture.

          6.12 NO OTHER AGREEMENTS TO SELL THE ASSETS OR CAPITAL STOCK OF SUCH SUBJECT COMPANY. No Russian Venture has any legal obligation, absolute or contingent, to any Person or firm to sell or effect a sale of all or substantially all of its Assets, to sell or effect a sale of any or all of its capital stock, or to effect any merger, consolidation or other reorganization or to enter into any agreement or cause the entering into of an agreement with respect thereto.

          6.13 NO POWERS OF ATTORNEY. Except as set forth in Schedule 6.13, no Russian Venture has delegated any powers of attorney or made any comparable delegations of authority, which delegations remain outstanding.


                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Sellers as follows:

          7.1 ORGANIZATION OF BUYER. Buyer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has full corporate power and authority and has taken all corporate action necessary to conduct its business as it is presently being conducted and to own, lease and operate its properties and Assets. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership (or leasing) of its properties, except where the failure to be so qualified or in good standing would not have a material adverse effect on Buyer or its ability to perform its obligations hereunder. Copies of the Certificate of Incorporation and Bylaws of Buyer and all amendments thereto, heretofore delivered to the Sellers are accurate and correct as of the date hereof.

          7.2 AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other actions on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by each of the Sellers) is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          7.3 NO CONFLICT OR VIOLATION. None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with the provisions hereof will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws, each as amended to date, of Buyer, (ii) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any contract, permit, authorization or concession to which Buyer is a party or by which any of the Assets of Buyer is bound, (iii) a violation by Buyer of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (iv) an imposition of any Encumbrance, restriction or charge on the business of Buyer or on any of the Assets of Buyer, except in the case of clauses (ii), (iii) and (iv) above for breaches, defaults, terminations, accelerations, cancellations, violations, and creations of encumbrances which, individually or in the aggregate, would not have a material adverse effect on the business, operations, conditions (financial or otherwise) or properties of Buyer.

          7.4 CONSENTS AND APPROVALS. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, consent, approval or authorization of, or declaration, filing or registration with, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

          7.5 CAPITALIZATION.  The capitalization of Buyer is set forth in
Schedule 7.5 hereto. All of the outstanding shares of capital stock of Buyer and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Buyer owns all of the issued and outstanding shares of capital stock of each of its direct subsidiaries. Except as set forth in Schedule 7.5, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) Buyer or its subsidiaries, any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) Buyer or its subsidiaries or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) Buyer or its subsidiaries. Schedule 7.5 contains a true, correct and complete list of all direct subsidiaries of Buyer, including the name, jurisdiction of incorporation and share ownership of each such subsidiary, as well as each jurisdiction in which such subsidiary is authorized to do business.

          7.6 ISSUANCE OF COMMON STOCK. The shares of Buyer Common Stock to be issued to the Sellers pursuant to Article II will be free and clear of all Encumbrances and will be duly authorized, validly issued, fully paid and non-assessable. The shares of Buyer Common Stock issued to the Sellers pursuant to
Article II hereof will not be subject to registration under the Securities Act.

          7.7 FINANCIAL STATEMENTS. Buyer has heretofore delivered to the Sellers true and complete copies of the following financial statements: (i) the audited balance sheet of The Bekins Company as of March 31, 1996, (ii) the audited income statement for the year then ended and (iii) the consolidated monthly unaudited financial statement of The Bekins Company for the month ended September 30, 1996, (clauses (i), (ii) and (iii) above, together with the notes thereto, as applicable, being collectively referred to as the "BUYER FINANCIAL STATEMENTS"). The Buyer Financial Statements (i) were prepared in accordance with GAAP throughout the periods indicated and (ii) present fairly and accurately in all material respects, as of the respective dates thereof or the periods covered thereby, as applicable, the consolidated financial position, consolidated balance sheet, income statement and cash flow and consolidated results of operations of The Bekins Company (except in the case of the monthly consolidated unaudited financial statements, for normal year-end adjustments which were not and are not expected to be material in effect, and the absence of footnotes, which, if inserted, would not differ materially from those included in the audited consolidated financial statements of The Bekins Company dated as of March 31, 1996 for the year then ended). Since the organization of Buyer, until the consummation of the LEP Transactions, The Bekins Company (together with its subsidiaries) has been the sole operating entity owned by Buyer.
Except as disclosed in the Buyer Financial Statements, as of March 31, 1996, there were no actual or contingent debts, liabilities or obligations of Buyer which were required by GAAP to be disclosed in the Buyer Financial Statements which were not disclosed on the Buyer Financial Statements. Each of the parties hereto acknowledge that, as of the date hereof, the Buyer has neither made an allocation of the purchase price with respect to its acquisition of The Bekins Company nor completed an amortization schedule with respect to the assets of The Bekins Company.

          7.8 LITIGATION. Except as set forth in Schedule 7.8, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, The Bekins Company or any of the subsidiaries of The Bekins Company at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which if adversely determined could reasonably be expected to enjoin or affect the rights of the parties with respect to the transactions contemplated by this Agreement or which is reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise) or properties of Buyer. The Buyer is not in Default with respect to any judgment, order, writ, injunction, or decree of any court or governmental agency and there are no unsatisfied judgments against Buyer or its Assets or business.

          7.9 BROKERS. Buyer has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof, other than William E. Myers & Company, the fees of which will be paid by Buyer.

          7.10 INVESTMENT. Buyer is acquiring the Target Stock for its own account for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing any part thereof. Buyer will not distribute or resell any Target Stock in violation of any such law.

          7.11 EQUITY. For the period from May 1, 1996 through the Closing Date, Buyer shall have issued shares of its common stock for cash proceeds of not less than $45,000,000.

          7.12 SOLVENCY. Buyer is not and will not be after giving effect to the transactions contemplated by this Agreement (x) insolvent or (y) left with unreasonably small capital with which to engage in its business as contemplated pursuant to the transactions hereby, and Buyer has not and will not have after giving effect to the transactions contemplated by this Agreement, incurred debts beyond its ability to pay such debts as they mature.


                                  ARTICLE VIII

       ACTIONS OF THE SELLERS AND BUYER BEFORE AND AFTER THE CLOSING DATE

          Each of the Sellers and Buyer covenant and agree with each other as follows:

          8.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, each of the parties hereto agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts, Intellectual Property Rights and Leases; PROVIDED, HOWEVER, that no party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to effect all registrations and filings, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement.

          8.2 EMPLOYEE MATTERS. (a) Following the Closing, Buyer will cause the Subject Companies to continue to offer employment to all of the respective employees (other than the Sellers), with said offer being on remuneration and benefit levels comparable, in the aggregate, to those presently offered by the Subject Companies to such employees. Such employment will be on an "at will" basis and no employee will be guaranteed continuing employment with any Subject Company on an ongoing basis. Each party hereto will cooperate with the other party in their joint efforts to retain such employees.

          (b) No provision of this Agreement shall create any third party beneficiary rights in any employees of any Subject Company, any beneficiary or dependents thereof or any collective bargaining representatives thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of any Subject Company by Buyer or under any benefit plan which Buyer may maintain.

          8.3    THIS SECTION INTENTIONALLY OMITTED.

          8.4 EXCLUDED ASSETS AND EXCLUDED LIABILITIES. On or prior to the Closing, the Target shall cause the Excluded Assets to be distributed to the Sellers and the Sellers shall discharge the Excluded Liabilities.

          8.5 CONTRIBUTION OF SEA BRIDGE ASSETS. On or prior to the Closing Date, the Sellers shall create a new wholly-owned subsidiary of the Target in such form as shall be reasonably satisfactory to Buyer and shall cause Sea Bridge to contribute the Sea Bridge Assets to such newly created subsidiary.

          8.6 DIVIDENDS AND OTHER DISTRIBUTIONS. Prior to the Closing Date, no Subject Company nor any of its Affiliates shall have set aside, made or otherwise paid any direct or indirect distributions or dividends in respect of the capital stock of (or other ownership interests in) any Subject Company, other than current salaries, from April 9, 1996 through the Closing Date, except for those amounts reserved for such purpose in the Interim Balance Sheet, which, in no event shall be greater than $2,550,000,(1) MINUS (i) the amount of the Harper Loan ($169,000) and (ii) the amount of any expenses of professionals or other persons (including without limitation Winthrop, Stimson, Putnam & Roberts and Ernst & Young, LLP) paid or payable by the Target in connection with the transactions contemplated hereby (such distributions referred to herein as "PERMITTED DISTRIBUTIONS"). On or prior to the Closing Date, (i) the Permitted Distributions shall have been made by the Target to the Sellers, (ii) all amounts deducted from the Permitted Distributions shall have been paid to the party to whom such amounts are due and (iii) Buyer shall receive evidence of payment in full of all amounts due by the Target pursuant hereto. The amount of any expenses of professionals or other persons to be paid by the Sellers or the Target in connection with this Agreement after the Closing Date shall be borne exclusively by the Sellers.

          8.7 AMENDMENT TO CHARTER AND BYLAWS. The Certificate of Incorporation and/or Bylaws of the Target shall have been amended by the Sellers in a form satisfactory to Buyer to include, without limitation, the establishment of a five person board of directors with two classes of directors. One class of directors ("CLASS B DIRECTORS") will be made up of four directors, each of whom will have

-------------------------------

(1) This number is the sum of the accrued compensation ($2.7 million) plus the approximate value of the Excluded Liabilities ($311k) minus the approximate value of the Excluded Assets ($461).

one vote on all matters presented to such board of directors. The second class of directors ("CLASS A DIRECTORS"), shall be made up of one director who shall have a single vote weighted to equal five times the vote of any individual Class B Director. The amended Certificate of Incorporation and Bylaws shall become effective as of the Closing. At the Closing, each of the Sellers shall have been designated a Class B Director, and Buyer shall have designated the Class A Director.


                                   ARTICLE IX

                        ACTIONS BY THE SELLERS AND BUYER
                                AFTER THE CLOSING

          9.1 BOOKS AND RECORDS. The Sellers and Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records of each of the Subject Companies and the books and records of Buyer, information and current Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records (or with respect to Buyer, books and records), information or employees for any reasonable business purpose. The party requesting any such Books and Records (or with respect to Buyer, books and records), information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records (or with respect to Buyer, books and records), information or employees (except that the costs and expenses of the Sellers of copying applicable sections of the Books and Records for such purpose shall be borne by the Target).

          9.2 SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties of the Sellers and Buyer contained herein and as provided in the preceding sentence shall survive the Closing Date until June 30, 1998; PROVIDED, HOWEVER, that the representations and warranties contained in Section 5.22 shall survive the Closing Date until June 30, 1999, and the representations and warranties contained in Section 5.15 and Section 5.23 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).

          9.3 INDEMNIFICATIONS.

          (a) BY THE SELLERS. In addition to the indemnification obligations of the Sellers set forth in Article X hereof, the Sellers shall severally, but not jointly, indemnify, save and hold harmless Buyer, the Subject Companies, their respective Affiliates and Subsidiaries, and each of their respective representatives (collectively, the "BUYER INDEMNIFIED PARTIES"), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "DAMAGES"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by the Sellers (other than any representation or warranty contained in Section 5.15 of this Agreement, for which indemnification is provided pursuant to the terms of Section 10.1 hereof) in this Agreement; (ii) any breach of any covenant or agreement made by the Sellers in this Agreement; (iii) any Liabilities or obligations of any of the Subject Companies in connection with

Abe Ranish's purchase and ownership of shares of Buyer common stock; (iv) any Liability or obligations of the Sellers with respect to Smit-Matrix incurred or arising out of occurrences on or prior to the Closing; or (v) any Excluded Liability.

          The term "DAMAGES" as used in this Section 9.3 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article IX shall be exclusive as to any Damages incurred by a party under this Agreement; PROVIDED, HOWEVER, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.

          (b) BY BUYER. Buyer shall indemnify and save and hold harmless the Sellers and their respective Affiliates and representatives (the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in this Agreement; or (ii) any breach of any covenant or agreement made by Buyer in this Agreement; (iii) any Liabilities of any Subject Company arising on or prior to the Closing Date (except for (A) the Excluded Liabilities, and (B) any Liabilities incurred or assumed by the Sellers or any Subject Company or Russian Venture in or pursuant to this Agreement, including without limitation the obligations of the Sellers set forth in Sections 9.3(a) and 10.1.)

          (c) COOPERATION. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (d) DEFENSE OF CLAIMS. If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 9.2 hereof, give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section
9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, if the indemnifying party promptly (and in any event within 30 days) confirms in writing to the indemnified party that the indemnifying party shall assume the defense and management of the claim under the terms of its indemnity hereunder, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If, at any time, the indemnifying party hereunder reasonably believes that any part of a Claim for which it has agreed to assume the defense, negotiation, investigation and management involves matters beyond the scope of its indemnification obligations hereunder, the indemnifying party shall so notify the indemnified party in writing of such determination and the indemnified party shall have the right, at its own cost and expense, to assume the defense, negotiation, investigation and management of such portion of such Claim; PROVIDED, HOWEVER, that if such portion of such Claim is ultimately determined to have been the obligation of the indemnifying party pursuant to the terms of the indemnification obligations described herein, all reasonable costs and expenses incurred by the indemnified party in connection with its defense, negotiation, investigation and management of such portion of such Claim shall be reimbursed to the indemnified party by the indemnifying party. If the indemnifying party fails to assume the defense of such lawsuit or action within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          (e) BROKERS AND FINDERS; ADVISORS. Other than William E. Myers & Co. and Ernst & Young, LLP, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby. Each party hereto agrees to hold the other parties hereto harmless from and against any and all claims, liabilities or obligations with respect to any such fee or commission or expenses related thereto asserted by any Person (i) with respect to any such fee or commission or expenses related thereto or (ii) on the basis of any act or statement alleged to have been made by any party hereto or any of their respective representatives or Affiliates, it being understood and agreed that the cost of any payments to which Ernst & Young LLP shall be entitled shall be deducted from the Permitted Distributions and shall be paid by the Target prior to Closing pursuant to
Section 8.6.

          (f) REPRESENTATIVES. No individual representative of any party shall be personally liable for any Damages under the provisions contained in this Section 9.3. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          (g)    LIMITATION ON INDEMNITY/COMMITMENTS.

                 (i) The indemnification obligation of the parties hereto with respect to any breach of any representation or warranty pursuant to Sections 9.3(a) or (b) shall be limited to Claims for Damages made prior to last date of survival thereof referred to in Section 9.2. The indemnification obligation of the parties hereto with respect to any breach of any covenant or agreement pursuant to Sections 9.3(a) or (b) shall survive indefinitely subject to the terms of this Agreement.

                 (ii) The Buyer Indemnified Parties may not recover Damages from any Seller pursuant to Section 9.3(a)(i) until the aggregate amount of Damages relating to such Claims for which the Buyer Indemnified Parties, in the aggregate, are seeking indemnification under Section 9.3(a)(i) exceeds two hundred and fifty thousand dollars ($250,000); PROVIDED, HOWEVER, in the event that the aggregate amount of Damages for which the Buyer Indemnified Parties are seeking indemnification under Section 9.3(a)(i) exceeds such amount, the Buyer Indemnified Parties may recover the full amount of such Damages less two hundred thousand dollars ($200,000) (the "DEDUCTIBLE"). Notwithstanding the foregoing, the maximum amount of Damages for which the Sellers shall be liable pursuant to this Section 9.3 shall be $20,000,000 plus (in the case of payments to the Sellers pursuant to Section 3.1(c)) or minus (in the case of payments to Buyer pursuant to
     Section 3.1(b)) the amount of any post closing adjustment as set forth in
     Section 3.1 hereof. The Buyer Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Deductible (if any) that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation, and any such Claim made within such period shall, to the extent such Deductible ultimately is met, survive until its final resolution.

                 (iii) The Seller Indemnified Parties may not recover Damages from Buyer pursuant to Section 9.3(b)(i) until the aggregate amount of Damages for which the Seller Indemnified Parties, in the aggregate, are seeking indemnification exceeds two hundred and fifty thousand dollars ($250,000); PROVIDED, HOWEVER, in the event that the aggregate amount of Damages for which the Sellers Indemnified Parties, are seeking indemnification under Section 9.3(b)(i) exceeds such amount, the Seller Indemnified Parties may recover the full amount of such Damages less the Deductible. Notwithstanding the foregoing, the maximum amount of Damages for which Buyer shall be liable pursuant to this Section 9.3 shall be an amount equal to $10,000,000. The Seller Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Deductible (if any) that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation, and any such Claim made within such period shall, to the extent such Deductible ultimately is met, survive until its final resolution.

                 (iv) The Sellers' liability under the indemnification provisions of Section 9.3(a) hereof or otherwise under this Agreement shall be subject to reduction in an amount equal to the value of any (i) net tax benefit (giving effect to the time value of money at a discounting rate of 10%) realized by Buyer (by reason of a tax deduction, basis adjustment, shifting of income, credits and/or deductions or otherwise from one or more fiscal periods to another); (ii) insurance benefit realized by Buyer in connection with the loss or damage suffered by Buyer which forms the basis of the Sellers' liability hereunder and (iii) third party (i.e., non-Seller) indemnified benefit realized by Buyer in connection with the loss or damage suffered by Buyer which forms the basis of Sellers' liability hereunder; PROVIDED, HOWEVER, that Buyer shall have no obligation to pursue any benefits described in clause (iii) above but shall be required to pursue benefits described in clause (ii) above, in each case before making a claim against the Sellers pursuant to the terms of this Section 9.3;

                 (v) Buyer's liability under the indemnification provisions of Section 9.3(b) hereof or otherwise under this Agreement shall be subject to reduction in an amount equal to the value of any (i) net tax benefit any Seller (giving effect to the time value of money at a discounting rate of 10%) realized (by reason of a tax deduction, basis adjustment, shifting of income, credits and/or deductions or otherwise from one or more fiscal periods to another); (ii) insurance benefit realized by any Seller in connection with the loss or damage suffered by such Seller which forms the basis of Buyer's liability hereunder and (iii) third party (i.e., non-Buyer) indemnified benefit realized by Buyer in connection with the loss or damage suffered by the Sellers which forms the basis of Buyer's liability hereunder; PROVIDED, HOWEVER, that the Sellers shall have no obligation to pursue any benefits described in clause (iii) above but shall be required to pursue benefits described in clause (ii) above, in each case before making a claim against Buyer pursuant to the terms of this Section 9.3;

                 (vi) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person received by the indemnifying party prior to the expiration of the applicable survival period provided herein;

                 (vii) It is specifically understood and agreed that in the event a misrepresentation made herein or pursuant hereto or a breach of any representation, warranty or covenant contained herein is discovered by any party hereto and asserted by it after the Closing, the remedy of such party shall be limited to indemnification as set forth in Section 9.3(a) (in the case of Buyer) and Section 9.3(b) (in the case of the Sellers) hereof (as limited by the provisions set forth in this Section or elsewhere in this Agreement), and such party shall not be entitled to the rescission of this Agreement, nor shall a multiplier be used in the computation of Damages as the amount of a Claim, nor shall such party otherwise be entitled to any consequential damages including, without limitation, lost profits.

          9.4 FURTHER ACTIONS. (a) Following the Closing, the Sellers agree to execute such documents and take such actions as may be requested by Buyer's counsel and otherwise cooperate with Buyer and its Affiliates and their representatives in connection with any filings required to be made with the Securities and Exchange Commission as a consequence of the transactions contemplated by this Agreement.


                                    ARTICLE X

                                   TAX MATTERS

          10.1 TAX INDEMNIFICATION. Except to the extent covered by Liabilities or reserves reflected on the Closing Balance Sheet, the Sellers shall be responsible for and pay and shall, severally, but not jointly, indemnify and hold harmless Buyer and each of the Subject Companies (and each of their respective Affiliates, successors and assigns) with respect to (i) any and all Taxes imposed on any of the Subject Companies, or for which any of the Subject Companies is liable, with respect to any Pre-Closing Periods, (ii) all Taxes arising out of a breach of the Sellers' representations and warranties contained in Section 5.15 hereof and (iii) any costs or expenses ("LOSSES") with respect to the Taxes indemnified hereunder.

          10.2 APPORTIONMENT. Any Taxes with respect to any Subject Company that relate to a Tax period beginning on or before the Closing Date and ending after the Closing Date (an "OVERLAP PERIOD") shall be apportioned between the Pre-Closing Period and the Post-Closing Period, (i) in the case of real or personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and,
(ii) in the case of other Taxes, as determined from the Books and Records of such Subject Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of each Subject Company. Buyer shall cause each Subject Company to file any Returns for any Overlap Period, and Buyer shall pay all Taxes shown as due on any such Returns. The Sellers shall pay Buyer all such Taxes apportioned to the Pre-Closing Period (to the extent not paid by any Subject Company prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet) due pursuant to the filing of any such Returns under the provisions of this Section 10.2(b) within fifteen (15) business days of receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding the Sellers' share of such Taxes.

          10.3 REFUNDS. Buyer agrees to assign and promptly remit (and to cause each Subject Company to assign and promptly remit) all refunds (including interest thereon) net of any tax effect to Buyer or any Subject Company, received by Buyer or any Subject Company of any Taxes for which the Sellers have indemnified Buyer or any Subject Company hereunder; PROVIDED, HOWEVER, that Buyer shall be entitled to the portion of any refund resulting from a carryback of a net operating loss, net capital loss, tax credit or similar item sustained or arising in any period after the Closing Date. Buyer agrees that upon reasonable request of the Sellers, Buyer shall file or cause the Subject Companies to file, at the Sellers' reasonable expense, a claim for refund of any Tax for which the Sellers have indemnified Buyer or the Subject Companies hereunder with the exception of any resulting from the operation of the Subject Companies subsequent to the Closing Date.

          10.4 RETURNS. The Sellers shall prepare or cause to be prepared, and timely file or cause to be filed, all Returns of any Subject Company for all taxable periods of such Subject Company ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Returns. With respect to any such Returns required to be filed by the Sellers and not required to be filed before the Closing Date, the Sellers shall provide Buyer and its authorized representatives with copies of any such completed Return at least fifteen (15) business days prior to the due date for filing of such Return and Buyer and its representatives shall have the right to review such Return prior to the filing of such Return. The Sellers and Buyer agree to consult and resolve in good faith any issues arising as a result of such review.

          10.5 OTHER MATTERS. (a) Buyer shall pay, or cause to be paid, and shall indemnify and hold harmless the Sellers (and each of their successors and assigns) against any Liability for Taxes imposed on Buyer or any Subject Company or for which the Buyer or any Subject Company is liable with respect to Post-Closing Periods.

          (b) Buyer shall promptly notify the Sellers in writing upon receipt by Buyer or any Affiliate of Buyer of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any Subject Company, so long as any Pre-Closing Period remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Buyer or any Affiliate of Buyer which may affect the Tax Liabilities of any Subject Company with respect to any Pre-Closing Period. The Sellers shall promptly notify Buyer in writing upon receipt by the Sellers or any Affiliate of the Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of any Subject Company.

          (c) Buyer shall have the right to represent the interests of any Subject Company in any Tax audit or administrative or court proceeding relating to any Returns (including any proceeding relating to such Subject Company for Pre-Closing Periods). In the event that Buyer compromises or settles any Tax claim, or consents or agrees to any Tax Liability, relating to any Subject Company for any Pre-Closing Period, the Sellers shall have the right to review such compromise, settlement, consent or agreement. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written consent of the Sellers, not to be unreasonably withheld, neither Buyer nor any of its Affiliates shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax Liability of Buyer, any of its Affiliates, or any Subject Company, to the extent that any such compromise, settlement, consent or agreement may affect the Tax Liability of the Sellers, any of their respective Affiliates, or any Subject Company for any Pre-Closing Period (including without limitation the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carrybacks).

          (d) After the Closing Date, Buyer and the Sellers shall make available to the other, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of the Sellers, any Affiliate of the Sellers or any Subject Company for any Pre-Closing Period, and shall preserve all such information, records and documents until 60 days following the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by law or upon request of the other party. Buyer and the Sellers shall also make available to each other as reasonably requested by Buyer or the Sellers, as the case may be, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such necessary action.

          (e) All sales, value added, use, state or local transfer and gains Taxes, registration, stamp and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand.

          (f) Any payments made to the Sellers, any Subject Company or Buyer pursuant to this Article X or in Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and the Sellers on their Returns to the extent permitted by law.

          (g) All Tax sharing or similar agreements, if any, to which any Subject Company is a party will be canceled at or prior to the Closing and neither the Buyer nor any Subject Company shall have any obligation under any such agreement.

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

                                   ARTICLE XI

                                  MISCELLANEOUS


          11.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly owned subsidiary (or a partnership controlled by Buyer) or Subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement, PROVIDED, HOWEVER, that no such assignment by Buyer shall relieve Buyer in any way of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.2 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to any of the Sellers, addressed to such Seller at:

                 Matrix International Logistics, Inc.
                 205 South Whiting Street
                 Alexandria, VA 22304
                 Telephone:  (703) 461-8700
                 Telecopy:  (703) 461-3679

          with a copy to:

                 Winthrop, Stimson, Putnam & Roberts
                 One Battery Park Plaza
                 New York, New York 10004
                 Attn:  Kenneth E. Adelsberg
                 Telephone:  (212) 858-1000
                 Telecopy:  (212) 858-1500

          If to Buyer, addressed to:

                 International Logistics Limited
                 310 South Street
                 Morristown, NJ 07962
                 Attention:  Roger E. Payton
                 Telephone:  (201) 898-0290
                 Telecopy:  (201) 898-0840

          With a copy to:

                 Latham & Watkins
                 633 W. Fifth Street, Suite 4000
                 Los Angeles, CA 90071-2007
                 Attn:  Paul D. Tosetti
                 Telephone:  (213) 485-1234
                 Telecopy:  (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          11.3 CHOICE OF LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          11.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.6 EXPENSES. Except as otherwise specified herein, Buyer shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by Buyer in preparation for carrying this Agreement into effect. Subject to the provisions of Section 8.6 of this Agreement, the Target shall pay the legal, accounting, out-of-pocket and other expenses of the Sellers incidental to this Agreement and to any action taken by the Sellers in preparation for carrying this Agreement into effect, which expenses shall be deducted from the Permitted Distributions as set forth in
Section 8.6 of this Agreement.

          11.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          11.8 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          11.9 PUBLICITY. Except as required by law, neither Buyer nor the Target or the Sellers shall issue any press release or make any public statement regarding this Agreement and the transactions contemplated hereby, without prior written approval of the other party; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. Buyer may, with the consent of Sellers, issue or make an appropriate press release or public announcement after the Closing.

          11.10 CONFIDENTIAL INFORMATION.

          (a) NO DISCLOSURE. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.9.

          (b) PRESERVATION OF CONFIDENTIALITY. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential and proprietary information relating to the Subject Companies and the Target and the Sellers acknowledge that they will have access to confidential information relating to the Buyer and its Affiliates, in each case, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Target or Buyer, as the case may be, or their respective representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("CONFIDENTIAL INFORMATION"). The term "CONFIDENTIAL INFORMATION" does not include information received by one party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the transactions contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

          (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information,

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

except to its representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Each party shall use all reasonable efforts to cause its representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

          (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the transactions contemplated hereby.

          (e) If one party or any of its representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          11.11 BURDEN AND BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; PROVIDED, HOWEVER, that any Person that is not a party to this Agreement but, by the terms of Section 9.3 or Section 10.1, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

          11.12 KNOWLEDGE. Whenever a phrase herein is qualified by "to the knowledge of the Sellers" or a similar phrase, it is intended to refer to the actual knowledge of the Sellers, collectively, after having made a reasonable investigation of the circumstances forming the basis of his knowledge by consulting with those persons listed in Schedule 11.12 hereto, it being understood that the Sellers shall have no other investigatory obligations. Notwithstanding the foregoing, Buyer and the Sellers agree and acknowledge that
(i) the Sellers were actively involved in the organization of the Russian Ventures, (ii) the Sellers have been and are currently involved in the conduct, operation and financial administration of the Russian Ventures and (iii) "the knowledge of the Sellers" with respect to the representations and warranties made by the Sellers in Article VI of this Agreement incorporates the collective knowledge acquired by the Sellers as a result of such involvement.

          11.13 ATTORNEYS' FEES. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses,

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including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

          11.14 RELIANCE ON REPRESENTATIONS AND WARRANTIES. The Sellers and the Target understand that Buyer, and for purposes of certain opinions to be delivered at the Closing, Latham & Watkins and Winthrop, Stimson, Putnam & Roberts, will rely upon the accuracy and truth of the representations and warranties set forth in Article V and it hereby consents to such reliance. Buyer understands that Latham & Watkins and Winthrop, Stimson, Putnam & Roberts, for purposes of certain opinions to be delivered at the Closing, will rely upon the accuracy and truth of the representations and warranties set forth in Article VII and it hereby consents to such reliance.

          11.15 THIS SECTION INTENTIONALLY OMITTED.

          11.16 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation under this Agreement.

          11.17 ADDITIONAL SURVIVAL. In addition to the survival of representations and warranties and other provisions referenced in Section 11.2 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the Sellers and Buyer contained in Sections 2.1, 3.1, 3.2, 4.2, 4.3, 8.1, 8.2 and 11.10 and in Articles IX and X of this Agreement shall survive the Closing Date indefinitely.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.



                              BUYER:

                              INTERNATIONAL LOGISTICS LIMITED


                              /s/ Roger E. Payton
                              -----------------------------------
                              By: Roger E. Payton
                              Title: President



                              SELLERS:


                              /s/ Douglas Cruikshank
                              -----------------------------------
                              Douglas Cruikshank


                              /s/ Ronald S. Cruse
                              -----------------------------------
                              Ronald S. Cruse


                              /s/ Steve Hitchcock
                              -----------------------------------
                              Steve Hitchcock


                              /s/ Paul D. Smith
                              -----------------------------------
                              Paul D. Smith

                                    SCHEDULES

Schedule 1.1     Interim Balance Sheet
Schedule 1.2     Interim Financial Statements
Schedule 1.3     Excluded Assets
Schedule 1.4     Target's Accounting Practices
Schedule 1.5     Permitted Encumbrances
Schedule 2.1     Purchase Price Allocation and Stock Ownership
Schedule 5.1     Target's Organization; Capitalization
Schedule 5.3     Title to Assets
Schedule 5.4     Intellectual Property Rights
Schedule 5.5     Facility Leases
Schedule 5.6     Contracts and Commitments
Schedule 5.8     Financial Statements
Schedule 5.9     Absence of Certain Changes or Events
Schedule 5.12    Litigation
Schedule 5.13    Labor Matters
Schedule 5.14    Permits, Consents, Approvals, Compliance with Law
Schedule 5.15    Tax Matters
Schedule 5.16    Severance Arrangements
Schedule 5.17    Insurance
Schedule 5.20    Customers and Suppliers
Schedule 5.21    Bank Accounts
Schedule 5.22    Environmental Matters
Schedule 5.23    Employee Benefit Plans
Schedule 5.25    Agreements to Sell Assets or Capital Stock
Schedule 5.29    Power of Attorney
Schedule 6.1     Russian Ventures' Organization; Capitalization
Schedule 6.3     Russian Ventures' Contracts and Commitments
Schedule 6.5     Russian Ventures' Absence of Certain Changes or Events
Schedule 6.8 Russian Ventures' Permits, Consents, Approvals, Compliance with Law
Schedule 6.10    Russian Ventures' Bank Accounts
Schedule 6.11    Russian Ventures' Environmental Matters
Schedule 6.13    Russian Ventures' Power of Attorney
Schedule 7.5     Buyer's Capitalization
Schedule 7.8     Buyer's Litigation
Schedule 11.12   Sellers' Knowledge


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